Exhibit 10.11

EXECUTION VERSION

Amendment and Restatement Agreement to Working Capital Borrowing Base Facility Agreement dated 5 March 2021 (as supplemented by a first supplemental agreement dated 31 December 2021)

Dated 27 July 2022

(1)	Blue Fin Tankers Inc.

(as Borrower)

(2)	Heidmar (Far East) Tankers Pte. Ltd.

Heidmar UK Trading Limited

(as the other Security Parties)

(3)	Macquarie Bank Limited, London Branch (as Lender)

Contents

		Page

1	Interpretation	1

2	Conditions	2

3	Representations	2

4	Amendment and restatement of Loan Agreement	2

5	Confirmations and Undertakings	2

6	Notices, English language, Partial invalidity, Counterparts, Governing Law, Jurisdiction of English courts and Service of process	3

Schedule 1	Effective Date Confirmation	4

Schedule 2	Conditions Precedent	5

Schedule 3	Form of Amended and Restated Loan Agreement	7

Amendment and Restatement Agreement

Dated 27 July 2022

Between:

(1)

Blue Fin Tankers Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrower”);

(2)

Heidmar (Far East) Tankers Pte. Ltd., a company incorporated under the laws of Singapore, with its registered address at 65 Chulia Street, #38-05, OCBC Centre, Singapore (049513) and Heidmar UK Trading Limited, a company incorporated under the laws of England and Wales, with its registered office at 5 Market Yard Mews, 194-204 Bermondsey Street, London, United Kingdom, SE1 3TQ; and

(3)

Macquarie Bank Limited, London Branch, a company with limited liability with Australian Business Number 46 008 583 542, established under the laws of Australia acting through its office at Ropemaker Place, 28 Ropemaker Street, London EC2Y 9HD (the “Lender”).

Supplemental to a working capital borrowing base facility dated 5 March 2021 (as supplemented by a first supplemental agreement dated 31 December 2021 and as amended and supplemented from time to time, the “Loan Agreement”) made between the Borrower and the Lender.

Whereas the Borrower has requested the Lender to amend and restate the Loan Agreement in the form attached to this Amendment and Restatement Agreement at Schedule 3.

It is agreed that:

1	Interpretation

1.1	In this Amendment and Restatement Agreement:

“Effective Date” means the date on which the Lender confirms to the Borrower and the other Security Parties in writing substantially in the form set out in Schedule 1 that all of the conditions referred to in Clause 2.1 have been satisfied, which confirmation the Lender shall be under no obligation to give if either (a) those conditions are not satisfied prior to 31 July 2022 or (b) a Default shall have occurred.

“Security Parties” means all parties to this Amendment and Restatement Agreement other than the Lender and “Security Party” means any one of them.

1.2

All words and expressions defined in the Loan Agreement shall have the same meaning when used in this Amendment and Restatement Agreement unless the context otherwise requires, and clause 1.2 of the Loan Agreement shall apply to the interpretation of this Amendment and Restatement Agreement as if it is set out in full.

1.3	The Lender and the Borrower hereby designate this Amendment and Restatement Agreement as a Finance Document.

2	Conditions

2.1

As conditions for the agreement of the Lender to amend and restate the Loan Agreement in the form attached to this Amendment and Restatement Agreement at Schedule 3, the Borrower shall deliver or cause to be delivered to or to the order of the Lender all of the documents and other evidence listed in Schedule 2.

2.2	All documents and evidence delivered to the Lender pursuant to Clause 2.1 shall:

2.2.1	be in form and substance acceptable to the Lender; and

2.2.2	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

3	Representations

3.1

Each of the representations contained in clause 19 of the Loan Agreement shall be deemed repeated by the Borrower at the date of this Amendment and Restatement Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents include this Amendment and Restatement Agreement.

3.2

Any representation made by a Security Party in any of the Security Documents to which it is a party shall be deemed repeated by that Security Party at the date of this Amendment and Restatement Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining.

4	Amendment and restatement of Loan Agreement

4.1

With effect from the Effective Date the Loan Agreement shall be read and construed as if its text is replaced by the text of the amended and restated loan agreement attached to this Amendment and Restatement Agreement as Schedule 3.

5	Confirmations and Undertakings

5.1

Each of the Security Parties confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendment and restatement of the Loan Agreement made in this Amendment and Restatement Agreement, as if all references in any of the Security Documents to the Loan Agreement are references to the Loan Agreement as amended and restated in this Amendment and Restatement Agreement.

5.2

The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendment and restatement of the Loan Agreement made in this Amendment and Restatement Agreement.

5.3

Notwithstanding the amendments to the Loan Agreement made in or pursuant to this Amendment and Restatement Agreement, any fee paid to the Lender pursuant to the Loan Agreement shall be retained by the Lender.

6	Notices, English language, Partial invalidity, Counterparts, Governing Law, Jurisdiction of English courts and Service of process

The provisions of clauses 28, 29, 31, 33, 34, 35 and 36 of the Loan Agreement shall apply to this Amendment and Restatement Agreement as if they are set out in full and as if (a) references to each Party are references to each party to this Amendment and Restatement Agreement, (b) references to the Finance Documents include this Amendment and Restatement Agreement and (c) references to the Borrower are references to each Security Party.

Schedule 1

Effective Date Confirmation

To:

Blue Fin Tankers Inc.

Heidmar (Far East) Tankers Pte. Ltd.

Heidmar UK Trading Limited

We, Macquarie Bank Limited, London Branch, refer to the amendment and restatement agreement dated    2022 (the “Amendment and Restatement Agreement”) relating to a working capital borrowing base facility dated 5 March 2021 (as supplemented by a first supplemental agreement dated 31 December 2021 and as amended and supplemented from time to time, the “Loan Agreement”) made between the above named Blue Fin Tankers Inc. as the Borrower and ourselves as the Lender.

We hereby confirm that all conditions precedent referred to in Clause 2.1 of the Amendment and Restatement Agreement have been satisfied. In accordance with Clauses 1.1 and 4 of the Amendment and Restatement Agreement the Effective Date is the date of this confirmation and the amendment and restatement of the Loan Agreement are now effective.

Dated     2022

Signed:

For and on behalf of

Macquarie Bank Limited, London Branch

Schedule 2

Conditions Precedent

1	Security Parties

(a)

Constitutional documents Copies of the constitutional documents of each Security Party together with such other evidence as the Lender may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, this Amendment and Restatement Agreement and any document to be executed by that Security Party pursuant to this Amendment and Restatement Agreement.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors, or equivalent body, of each Security Party:

(i)

approving the terms of, and the transactions contemplated by, this Amendment and Restatement Agreement and any document to be executed by that Security Party pursuant to this Amendment and Restatement Agreement and resolving that it execute this Amendment and Restatement Agreement and any such document; and

(ii)

authorising a specified person or persons to execute this Amendment and Restatement Agreement and any such document (including all documents and notices to be signed and/or dispatched under any such document) on its behalf.

(d)	Copy passports A copy of the passport of each person authorised by the resolutions referred to in (c).

(e)

Shareholder resolutions If required under the constitutional documents of a Security Party or under applicable law, a copy of a resolution signed by all the holders of the issued shares in that Security Party, approving the terms of, and the transactions contemplated by, this Amendment and Restatement Agreement and any document to be executed by that Security Party pursuant to this Amendment and Restatement Agreement.

(f)	Officer’s certificates An original certificate of a duly authorised officer of each Security Party:

(i)	certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect;

(ii)	setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder; and

(g)

Evidence of registration Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(h)

Powers of attorney If applicable, the original power of attorney of each of the Security Parties under which this Amendment and Restatement Agreement and any document to be executed by that Security Party pursuant to this Amendment and Restatement Agreement are to be executed by that Security Party.

2	Other documents and evidence

(a)	Process agent Evidence that any process agent appointed pursuant to Clause 6 has accepted its appointment.

(b)

Other Authorisations A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by this Amendment and Restatement Agreement or for the validity and enforceability of this Amendment and Restatement Agreement and any document to be executed pursuant to this Amendment and Restatement Agreement.

(c)	Fees Evidence that any fees, costs and expenses due from the Borrower under clauses 13 and 18 of the Loan Agreement have been paid.

(d)

“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in this Amendment and Restatement Agreement.

(e)	Other Facilities Confirmation from the Lender that all of the documents and other evidence have been provided to them by the relevant borrower pursuant to:

(i)	clause 4.1 of the facility agreement between Dorado Tankers Pool Inc as borrower and the Lender as lender;

(ii)	clause 4.1 of the facility agreement between Seadragon Tankers Inc. as borrower and the Lender as lender; and

(iii)	clause 4.1 of the facility agreement between SeaLion Tankers Inc. as borrower and the Lender as lender.

Schedule 3

Form of Amended and Restated Loan Agreement

EXECUTION VERSION

Working Capital Borrowing Base Facility

Dated 5 March 2021 as amended and restated on 27 July 2022

(1)	Blue Fin Tankers Inc

(the Borrower)

(2)	Macquarie Bank Limited, London Branch

(the Lender)

Contents

		Page

1	Definitions and interpretation	1

2	The Facility	19

3	Purpose and monitoring	21

4	Conditions of utilisation	21

5	Utilisation	22

6	Borrowing base amounts	24

7	Facility increase	27

8	Renewal and extension	28

9	Repayment, prepayment and cancellation	29

10	Interest	31

11	Interest periods	32

12	Changes to the calculation of interest	32

13	Fees	33

14	Tax gross-up and indemnities	34

15	Increased costs	37

16	Other indemnities	38

17	Mitigation by the Lender	40

18	Costs and expenses	41

19	Representations and warranties	41

20	Information undertakings	50

21	General undertakings	54

22	Events of default	62

23	Collection accounts	68

24	Change of lender	69

25	Change of Security Parties	71

26	Payments to the Lender	72

27	Set-off	74

28	Notices	74

29	English language	75

30	Calculations and certificates	76

31	Partial invalidity	76

32	Remedies and waivers	76

33	Counterparts	77

34	Governing law	77

35	Jurisdiction of English courts	77

36	Service of process	77

Schedule 1	Conditions Precedent	78

Part 1	General Conditions Precedent	78

Part 2	Further Conditions Precedent	81

Part 3	Conditions subsequent	82

Schedule 2	Form of Utilisation Request	83

Schedule 3	Borrowing Base Certificate	84

Schedule 4	Form of Pool Agreement	86

Schedule 5	Form of Compliance Certificate	87

Schedule 6	Approved Counterparty Group List	88

Schedule 7	Borrowing Base Terms	96

Schedule 8	Reference Rate Terms	98

Agreement

Dated 5 March 2021 as amended and restated on 27 July 2022

Between:

(1)

Blue Fin Tankers Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrower”); and

(2)	Macquarie Bank Limited, London Branch, acting through its office at Ropemaker Place, 28 Ropemaker Street, London, EC2Y 9HD (the “Lender”).

It is agreed as follows:

1	Definitions and interpretation

1.1	Definitions

In this Agreement:

“2018 Withdrawal Act” means the European Union (Withdrawal) Act 2018;

“Account Pledge” means each account pledge given by the Borrower, the Singaporean Charterer and the UK Charterer in favour of the Lender in respect of each Collection Account;

“Administration Fee” means a fee in an amount equal to 0.8% per annum of the average amount of the Loans outstanding for the relevant Administration Fee Period provided that the Administration Fee for each Administration Fee Period shall not exceed $2,500;

“Administration Fee Period” means:

(a)	the period commencing on the date on which the Termination Date is first extended following the Effective Date in accordance with Clause 8.1.1 and ending on the next Quarter End Date; and

(b)	thereafter, each such subsequent period commencing on the day after a Quarter End Date and ending on the next Quarter End Date;

“Agreed Notice Period” means 60 days after the date of an Early Termination Notice issued pursuant to Clause 9.2 (Lender’s right to demand early repayment);

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Amendment and Restatement Agreement” means the amendment and restatement agreement dated 27 July 2022 between each Party, the UK Charterer and the Singaporean Charterer;

“Applied Percentage” means the percentage of Freight in Transit as specified in the Borrowing Base Terms;

“Approved Charterparty” means a charterparty between either the Borrower, the Singaporean Charterer or the UK Charterer and an Approved Counterparty for an Eligible Vessel (which charterparty, has otherwise been approved in writing by the Lender) and which has been entered into (either directly by either the Borrower, the Singaporean Charterer or the UK Charterer, or by way of novation to either the Borrower, the Singaporean Charterer or the UK Charterer, where the form and substance of such novation is approved in writing by the Lender prior to such novation, and all formalities and perfection requirements as may be required by the Lender have been duly complied with) and in all cases, where such charterparty has commenced;

“Approved Counterparty” means any of the Singaporean Charterer, the UK Charterer and such other entity with whom either the Borrower, the Singaporean Charterer or the UK Charterer may from time to time contract for the purposes of employment of an Eligible Vessel, which entity has not been excluded by the Lender for the purpose of calculating a Borrowing Base Amount pursuant to Clause 6.2.1 (Approved Counterparties);

“Approved Counterparty Group” means each Approved Counterparty (and their Subsidiaries and Affiliates) as set out in groups in Schedule 6 (Approved Counterparty Group List);

“Approved Counterparty Group Limit” means, when applicable, the amount (if any) in respect of an Approved Counterparty Group set out beside the relevant group in Schedule 6 (Approved Counterparty Group List) or the limit otherwise agreed by the Lender (acting reasonably) for such entity;

“Approved Form Charterparty” has the meaning given in Clause 19.27;

“Assignment” means first priority deeds of assignment of (i) the Singaporean Sub-Charters and earnings thereunder from the Singaporean Charterer in favour of the Lender and (ii) the UK Sub-Charters and earnings thereunder from the UK Charterer in favour of the Lender;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Period” means the period from and including the Closing Date to and including the Termination Date save that if the Lender serves an Early Termination Notice on the Borrower in accordance with Clause 9.2 (Lender’s right to demand early repayment), the Availability Period shall end on the date of such Early Termination Notice;

“Basel II” has the meaning given in Clause 15.3.6;

“Basel III” has the meaning given in Clause 15.3.6(a);

“Basel III Framework” has the meaning given in Clause 15.3.6(a);

“Baseline CAS” means, any rate which is either:

(a)	specified as such in the Reference Rate Terms; or

(b)	determined by the Lender in accordance with the methodology specified in the applicable Reference Rate Terms;

“Borrowing Base Amount” means any amount specified as such in the Borrowing Base Terms;

“Borrowing Base Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Borrowing Base Certificate), duly completed by the Borrower, and signed for and on its behalf by an authorised signatory;

“Borrowing Base Supplement” means a document which:

(a)	is agreed in writing by the Borrower and the Lender; and

(b)	contains amendments to the terms set out in Schedule 7 (Borrowing Base Terms);

“Borrowing Base Terms” means the terms set out in Schedule 7 (Borrowing Base Terms) or any amendment to such terms as detailed in any Borrowing Base Supplement;

“Break Costs” means any amount specified as such in the Reference Rate Terms;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City, London, Singapore and Athens and (in relation to the determination of an Interest Period for a Loan or Unpaid Sum) which is an RFR Banking Day;

“Central Bank Rate” has the meaning given to that term in the Reference Rate Terms;

“Central Bank Rate Adjustment” has the meaning given to that term in the Reference Rate Terms;

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a)	the adoption or taking effect of any law, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or

(c)	the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority,

and, for the avoidance of doubt, shall include the adoption and taking effect of:

(i)	the Dodd-Frank Wall Street Reform and Consumer Protection Act together with all requests, guidelines or directives in connection therewith; and

(ii)

all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III;

“Change of Control” means, in respect of any Security Party, any person or group of persons acting together pursuant to an agreement or understanding (whether formal or informal) acquiring directly or indirectly shares to which attach more than 50% of the votes attaching to the entire issued share capital of that Security Party;

“Charged Property” means all the assets, property and undertaking for the time being subject to the Security created by the Security Documents (and references to the Charged Property shall include references to any part of it);

“Closing Date” means the date on which all documents and other evidence listed in Part 1 of Schedule 1 (General Conditions Precedent) have been received in a form and substance satisfactory to the Lender or, as the case may be, have been waived by the Lender;

“Code” means the US Internal Revenue Code of 1986;

“Collection Account” means each of the following accounts of the Borrower, the Singaporean Charterer and the UK Charterer (or any renewal or re-designation thereof), or any substitute accounts agreed in writing between the Lender and the Borrower or any other account which is designated as a Collection Account by the Lender and the Borrower:

(a)	Borrower Collection Account:

Bank:	ABN AMRO Bank N.V., Amsterdam branch

Swift Code:	ABNANL2A

IBAN:	NL59ABNA0872037258

Account Number:	872037258;

(b)	Singaporean Charterer Collection Account

Bank:	Overseas-Chinese Banking Corporation, Limited, Singapore

Swift Code:	OCBCSGSG

Account Number:	503513491301;

(c)	UK Charterer Collection Account

Bank:	ABN AMRO Bank N.V., Amsterdam branch

Swift Code:	ABNANL2A

IBAN:	NL54ABNA0872039870

Account Number:	872039870;

“Commercial Manager” means Heidmar Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Combined Facility Limit” means any amount specified as such in the Borrowing Base Terms;

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate);

“Compliant Borrowing Base Certificate” means a Borrowing Base Certificate prepared in accordance with the requirements of this Agreement and in form and substance acceptable to the Lender, evidencing that the aggregate of the Borrowing Base Amount is no less than the amount of the Outstanding Indebtedness;

“Cost of Funds” means in relation a Loan, the rate that the Lender may determine, in its sole discretion and without limitation, including such factors as the Lender shall deem appropriate from time to time, including market, regulatory and liquidity conditions, provided that such rate is not necessarily the cost to the Lender of funding that Loan;

“Daily Rate” means the rate specified as such in the Reference Rate Terms;

“Deficient Borrowing Base Certificate” means a Borrowing Base Certificate which is not a Compliant Borrowing Base Certificate;

“Default” means an Event of Default and any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Delegate” means any delegate, agent or attorney or co-trustee appointed by the Lender as holder of any of the Security Documents;

“Demurrage Limit” means any amount specified as such in the Borrowing Base Terms;

“Discretionary Limit” means any amount specified as such in the Borrowing Base Terms;

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or the other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with the other Party in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Early Termination Notice” has the meaning given in Clause 9.2;

“Eligible Receivables” means (i) the Eligible Receivables - Freight, (ii) the Eligible Receivables – Demurrage and (iii) the Freight in Transit;

“Eligible Receivables - Freight” has the meaning given in Clause 6.1.1;

“Eligible Receivables - Demurrage” has the meaning given in Clause 6.1.2;

“Eligible Vessel” means any vessel which is participating in the Pool pursuant to a Pool Agreement and which is not an Ineligible Vessel;

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws;

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)

any release, emission, spill or discharge into a Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Vessel;

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Vessel and/or the Borrower and/or the Singaporean Charterer and/or the UK Charterer and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where the Borrower and/or the Singaporean Charterer and/or the UK Charterer and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval;

“Environmental Law” means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means an event specified as such in Clause 22 (Events of Default);

“Existing Lender” has the meaning given in Clause 24.1;

“Facility” means the loan facility made available under this Agreement;

“Facility Increase Notice” has the meaning given in Clause 7.1;

“Facility Limit” means any amount specified as such in the Borrowing Base Terms;

“Facility Office” means the office or offices notified by the Lender to the Borrower in writing by not less than five Business Days’ prior written notice as the office or offices through which it will perform its obligations under this Agreement;

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Outstanding Indebtedness has been unconditionally and irrevocably paid in full and the Security has been discharged;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“Finance Documents” means this Agreement, the Security Documents, any Borrowing Base Supplement, any Reference Rate Supplement, the Amendment and Restatement Agreement and any other document designated as such by the Lender and the Borrower in writing, and “Finance Document” means any one of them;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)

any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Security Party which liability would fall within one of the other sections of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;

(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j);

“Fixed and Floating Charge Security Deed” means the fixed and floating charge security over the whole of the assets and undertakings of the Borrower including, without limitation, all current and future Eligible Receivables, charter fees, mobilisation and demobilisation fees or any other fees relating to the supply of Vessels in the Pool, entered into between the Borrower and the Lender;

“Freight in Transit” has the meaning given in Clause 6.1.3;

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank);

“GAAP” means generally accepted accounting principles in The United States of America;

“Group” means Heidmar, Rhea Marine Limited, the Borrower, the Other Borrowers, the Commercial Manager, the Singaporean Charterer, the UK Charterer and their respective Subsidiaries;

“Heidmar” means Heidmar Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary;

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 and/or section 474(1) of the Companies Act 2006 to the extent applicable to the relevant financial statements;

“Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on the Lender’s overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into any Finance Document or funding, or performing its obligations under any Finance Document;

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature;

“Ineligible Vessel” means any Vessel which:

(a)	is subject to a Time Charter Event or Lien Event;

(b)	a Vessel that has been withdrawn from the Pool (provided that that current claims relative to that Vessel can continue to be included);

(c)	is chartered into the Pool by the Borrower from a third party that is not a Pool Participant, unless otherwise agreed by the Lender;

(d)	is fixed by the Borrower to a third party on time charter terms;

(e)	is chartered into the Pool on a form other than the Approved Form Charterparty;

(f)	has been suspended or removed from or is otherwise for the time being not participating or operating in the Pool; and

(g)	has been excluded by the Lender for the purpose of calculating a Borrowing Base Amount pursuant to Clause 6.2.1 (Approved Counterparties);

“Interest Payment” means the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document;

“Interest Payment Date” means each date that the Borrower is obliged to pay interest on any Loan pursuant to Clause 10.2 (Payment of interest);

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest);

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against nonpayment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)

any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to part 1 of Schedule 1 (Conditions Precedent);

“Lien Event” means the enforcement of, or the service of a notice to enforce, any lien (or interception of bill of lading freight) in relation to a Vessel or any freight payable by a third party in relation to a Vessel or any demurrage payable by a third party in relation to a Vessel by any third party;

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

“Loan” means, any loan made or to be made by the Lender to the Borrower under the Facility, or the principal amount of that Loan outstanding for the time being, and “Loans” shall be construed accordingly;

“Margin” means three point nine five per cent per annum;

“Market Disruption Event” has the meaning given in Clause 12.1.2;

“Market Disruption Rate” means the rate (if any) specified as such in the Reference Rate Terms;

“Material Adverse Effect” means in the reasonable opinion of the Lender a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of any Security Party or the Commercial Manager;

(b)	the ability of any Security Party to perform its obligations under any Finance Document;

(c)

the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents; or

(d)	any Approved Charterparty;

“Minimum Aggregate Amount” means any amount specified as such in the Borrowing Base Terms;

“Minimum Contribution Amount” means any amount specified as such in the Borrowing Base Terms;

“Minimum Number of Eligible Vessels” means any number specified as such in the Borrowing Base Terms;

“Month” means, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month subject to adjustment in accordance with the rules specified as Business Day Conventions in the Reference Rate Terms;

“Original Jurisdiction” means, in relation to each Security Party, the jurisdiction under whose laws such Security Party is incorporated as at the date of this Agreement;

“Other Borrowers” means the borrowers pursuant to the Other Facility Agreements;

“Other Facility Agreements” means the other facility agreements as specified in the Borrowing Base Terms;

“Outstanding Indebtedness” means the aggregate amount, from time to time, for which the Security Parties are or will become liable, under the principal amounts of all Loans drawn and outstanding, all interest accrued on such Loans and all other sums of money whatsoever from time to time due or owing, actually or contingently, to the Lender under or pursuant to the Finance Documents;

“Party” means a party to this Agreement; “Permitted Lien” means:

(a)	any Security which has the prior written approval of the Lender;

(b)	any Security created by or pursuant to the Finance Documents;

(c)

unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of that Vessel for an amount not exceeding US$500,000 or the equivalent in any other currency, provided not more than 30 days overdue;

(d)	liens for unpaid master’s and crew’s wages, provided not more than 30 days overdue;

(e)	liens for salvage; or

(f)	liens for master’s disbursements incurred in the ordinary course of trading up to an aggregate amount at any time not exceeding $500,000, provided not more than 30 days overdue;

“Pool” means the pool of Vessels which the Borrower arranges charters for pursuant to the Pool Agreements;

“Pool Agreements” means together each pool agreement entered into between the Borrower, the Commercial Manager and a Pool Participant, substantially in the form set out at Schedule 4 (Form of Pool Agreement) to this Agreement;

“Pool Participant” means the registered owner, or as the case may be, the disponent owner of each Vessel participating in the Pool pursuant to the Pool Agreement;

“Quarter End Date” means, in each year, each of 31 March, 30 June, 30 September and 31 December;

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property;

“Reference Rate” means, in relation to any RFR Banking Day during the Interest Period, the percentage rate per annum which is the aggregate of:

(a)	the Daily Rate for that RFR Banking Day; and

(b)	the applicable Baseline CAS;

“Reference Rate Supplement” means a document which:

(a)	is agreed in writing by the Borrower and the Lender;

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to the Reference Rate Terms; and

(c) has been made available to the Borrower;

“Reference Rate Terms” means the terms set out in Schedule 8 (Reference Rate Terms) or in any Reference Rate Supplement;

“Relevant Documents” means the Finance Documents, each Pool Agreement, the Singaporean Charters and the UK Charters;

“Relevant Jurisdiction” means, in relation to each Security Party:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security Documents to be created by it is situated; and

(c)	any jurisdiction where it conducts its business;

“Relevant Market” means such market specified as such in the Reference Rate Terms;

“Repeating Representations” means each of the representations set out in Clause 19 (Representations and warranties);

“Reporting Day” means the day specified as such in the Reference Rate Terms;

“Revolving Loan” has the meaning given to such term in Clause 2.2.1;

“RFR” means the rate specified as such in the Reference Rate Terms;

“RFR Banking Day” means any day specified as such in the Reference Rate Terms;

“Sanction Programme” has the meaning given in Clause 19.26;

“Secured Parties” means the Lender and any Receiver or Delegate and “Secured Party” means any of them;

“Security” means any mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Documents” means the Fixed and Floating Charge Security Deed, each Account Pledge, the Assignments and any other documents creating Security in favour of the Lender in respect of the Facility;

“Security Parties” means the Borrower, the Singaporean Charterer, the UK Charterer and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Outstanding Indebtedness, and “Security Party” means any one of them;

“Singaporean Charterer” means Heidmar (Far East) Tankers Pte. Ltd., a company incorporated under the laws of Singapore, with its registered address at 65 Chulia Street, #38-05, OCBC Centre, Singapore (049513);

“Singaporean Charters” means charters made between the Borrower and the Singaporean Charterer in respect of Eligible Vessels;

“Singaporean Sub-Charters” means charters in respect of Eligible Vessels made between the Singaporean Charterer and a third party other than the Borrower;

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction;

“Term Loan” means any Loan which is repayable either 30 days or 60 days from its Utilisation;

“Termination Date” means the date which falls one year after the date of this Agreement as may be automatically extended from time to time pursuant to Clause 8.1 (Extension) or amended in accordance with this Agreement;

“Time Charter Event” means, with respect to a Vessel that has been contributed to the Pool by a Pool Participant which is not the registered owner of such Vessel, the occurrence of any or all of the following:

(a)	a Pool Participant or any Upstream Disponent Owner of a Vessel failing to make payment (or failing to perform any other obligation) under any Upstream Charterparty;

(b)	the registered owner of a Vessel or an Upstream Disponent Owner of a Vessel giving notice of withdrawal with respect to that Vessel;

(c)	the registered owner of a Vessel or an Upstream Disponent Owner of a Vessel withdrawing that Vessel;

(d)	the termination of any Upstream Charterparty; or

(e)	a party to any Upstream Charterparty taking any enforcement step whatsoever;

“Total Outstanding Indebtedness” means from time to time the aggregate of the Outstanding Indebtedness and the “Outstanding Indebtedness” (as such term is defined in each of the Other Facility Agreements) pursuant to each of the Other Facility Agreements;

“UK Charterer” means Heidmar UK Trading Limited, a company incorporated under the laws of England and Wales, with its registered address at 5 Market Yard Mews, 194-204 Bermondsey Street, London, United Kingdom, SE1 3TQ;

“UK Charters” means charters made between the Borrower and the UK Charterer in respect of Eligible Vessels;

“UK Sub-Charters” means charters in respect of Eligible Vessels made between the UK Charterer and a third party other than the Borrower;

“Unpaid Sum” means any sum due and payable but unpaid by any Security Party under the Finance Documents;

“Upstream Charterparty” means in respect of a Vessel a bareboat charterparty or a time charterparty or any other form of charterparty up the charterparty chain from the Charter Party (as defined in each Pool Agreement) and pursuant to which, a Vessel is chartered by an Upstream Disponent Owner and, where applicable, via other Upstream Disponent Owners, to a Pool Participant;

“Upstream Disponent Owner” means a registered owner or disponent owner of a Vessel;

“Utilisation” means a utilisation of the Facility by provision of a Loan or by advancing additional amounts in respect of the Revolving Loan (as the context requires), in each case pursuant to a Utilisation Request;

“Utilisation Date” means the date on which a Utilisation is made;

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Form of Utilisation Request);

“Vessels” means each Eligible Vessel and each Ineligible Vessel and “Vessel” means any one of them; and

“Weekly Reporting Date” means each Tuesday in each calendar week or any other day proposed by the Borrower and accepted by the Lender within the same calendar week or, if that day is not a Business Day, the next Business Day.

1.2	Construction

1.2.1	Any reference in this Agreement to:

(a)	the Lender, the Borrower, any Secured Party or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)

a Finance Document, a Pool Agreement, Singaporean Charter, a Singaporean Sub-Charter, UK Charter, a UK Sub-Charter or any other agreement or instrument is a reference to that Finance Document, Pool Agreement, Singaporean Charter, a Singaporean Sub-Charter, UK Charter, a UK Sub-Charter or other agreement or instrument as amended, supplemented, replaced or novated from time to time and includes a reference to any document which amends, supplements, replaces, novates or is entered into, made or given pursuant to or in accordance with any of the terms of a Finance Document, a Pool Agreement, Singaporean Charter, a Singaporean Sub-Charter, UK Charter, a UK Sub-Charter or, as the case may be, the relevant agreement or instrument;

(c)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of any money, whether present or future, actual or contingent;

(d)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(e)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(f)	a provision of law is a reference to that provision as amended or reenacted from time to time;

(g)	unless a contrary indication appears, a time of day is a reference to London time;

(h)	US$ or United States Dollars means the lawful currency of the United States of America; and

(i)

where any matter may be waived or requires the consent or approval of, the giving of notice, or confirmation by a party to this Agreement, such waiver or approval or consent or giving of notice or confirmation shall not be deemed to have been given unless given in writing.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.2.5	Words implying the singular include the plural and vice versa.

1.2.6	Reference to a page or screen A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(a)	any replacement page of that information service which displays that rate; and

(b)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Borrower.

1.2.7	Reference to a Central Bank Rate A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

1.2.8	Reference Rate Supplement Any Reference Rate Supplement overrides anything in Schedule 8 (Reference Rate Terms) or any earlier Reference Rate Supplement.

1.2.9

Rate for a period equal in length The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.3	Third party rights

1.3.1	Other than a Secured Party, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any provision of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Survival of Borrower’s liability

None of the obligations and liabilities of the Borrower under this Agreement and the other Finance Documents shall be impaired by:

1.4.1

any failure of this Agreement or any other of the Finance Documents to be legal, valid, binding and enforceable in relation to the Borrower whether as a result of lack of corporate capacity, due authorisation, effective execution or otherwise;

1.4.2	any giving of time, forbearance, indulgence, waiver or discharge in relation to the Borrower; or

1.4.3	any other matter or event whatsoever which would have the effect of impairing all or any of the liabilities or any obligations of the Borrower.

1.5	Contractual recognition of bail-in

1.5.1	In this Clause 1.5:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.5.2

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

2	The Facility

2.1	Subject to the terms of this Agreement, the Lender agrees to make the Facility available to the Borrower, up to an amount not exceeding the Facility Limit on a non-committed basis.

2.2	The Facility may be utilised, in accordance with and subject to the other terms and conditions of this Agreement, to provide any of or a combination of the following:

2.2.1

a revolving loan, where any Utilisation made has an Interest Period of one day and is not repayable over a fixed term, and which loan may be added to or increased from time to time by making further Utilisations on the same basis (the “Revolving Loan”); and

2.2.2	Term Loans,

in an aggregate amount not greater than the Facility Limit.

3	Purpose and monitoring

3.1	Purpose

The Borrower shall apply all Utilisations under the Facility in or towards its general working capital requirements in the ordinary course of business to operate the Pool pursuant to the Pool Agreements, including but not limited to the purchase of bunker fuel, the payment of expenses relating to specific voyages and supplies of pool vessels, charter hire or distributions to Pool Participants, commissions payable on fixtures, port costs, expenses for hull and propeller cleaning, canal costs, insurance costs for the account of the Pool, insurance and fees payable for towage of Pool vessels, or any other expenses or costs related to the operation of the Pool.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of utilisation

4.1	Initial conditions precedent

No Utilisation Request shall be delivered by the Borrower unless the Lender has confirmed that it has received all of the documents and other evidence listed in Part 1 of Schedule 1 (General Conditions Precedent), or as the case may be, have been waived by the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender shall not be obliged to make a Loan available, unless the Lender has received all of the documents and other evidence listed in Part 2 of Schedule 1 (Further Conditions Precedent), and provided:

4.2.1	no Default is continuing or would result from the proposed Utilisation;

4.2.2	the representations made by the Borrower under Clause 19 (Representations and warranties) are true; and

4.2.3	the Lender, at its absolute discretion, agrees to make such Utilisation available.

4.3	Conditions Subsequent

The Borrower undertakes to deliver or to cause to be delivered to the Lender within ten Business Days after the first Utilisation Date (or such later date as may be agreed between the Lender and the Borrower) the additional documents and other evidence listed Part 3 of Schedule 1 (Conditions subsequent).

4.4	No waiver

If the Lender in its sole discretion agrees to advance an Utilisation to the Borrower before all of the documents and evidence required by Clause 4.1 (Initial conditions precedent) have been delivered to or to the order of the Lender, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than seven (7) Business Days after the relevant Utilisation Date or such other date specified by the Lender.

The advance of an Utilisation under this Clause 4.4 shall not be taken as a waiver of the Lender’s right to require production of all the documents and evidence required by Clause 4.1 (Initial conditions precedent).

4.5	Form and content

All documents and evidence delivered to the Lender under this Clause shall:

4.5.1	be in form and substance acceptable to the Lender; and

4.5.2	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may request a Utilisation by delivering to the Lender a duly completed Utilisation Request substantially in the form set out in Schedule 2 (Utilisation Request) not later than 1:00 p.m.:

5.1.1	in respect of any Term Loan, at least three Business Days before the proposed Utilisation Date; and

5.1.2

in respect of Utilisations which form part of the Revolving Loan, (i) at least three Business Days before the first proposed Utilisation Date and (ii) thereafter, at least one Business Day before the proposed Utilisation Date in cases where the Borrower will request that the amount of the proposed Utilisation shall be greater or less than the amount of the Revolving Loan that will be outstanding on the proposed Utilisation Date, or such later date as may be agreed between the Borrower and Lender.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it is signed by an authorised signatory of the Borrower;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period;

(c)	the amount of the Utilisation complies with Clause 5.3 (Currency and amount);

(d)	the provisions of Clause 4.2 (Further conditions precedent) have been satisfied;

(e)	the Borrower indicates the duration of the Interest Period in accordance with Clause 11 (Interest Periods); and

(f)	the Borrower states whether the Loan is part of the Revolving Loan or is a Term Loan of 30 days or 60 days in duration from the proposed Utilisation Date.

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	Each Utilisation must be in United States Dollars.

5.3.2	The amount of a proposed Utilisation to be advanced to the Borrower, when aggregated with the Outstanding Indebtedness, must be less than or equal to the Borrowing Base Amount.

5.3.3	The minimum amount of a proposed Utilisation must be the lower of (i) US $100,000 and (ii) the Facility Limit less the Outstanding Indebtedness.

5.3.4	No more than three Loans may be outstanding at any time.

5.3.5	The amount of a proposed Utilisation to be advanced to the Borrower, when aggregated with the Outstanding Indebtedness must not exceed the Facility Limit.

5.3.6

The amount of a proposed Utilisation to be advanced to the Borrower, when aggregated with the Total Outstanding Indebtedness must not exceed the Combined Facility Limit. The Borrower may in conjunction with a Facility Increase Notice give notice to the Lender (each such notice, a “Combined Facility Limit Increase Notice”) that the Borrower requests an increase of the Combined Facility Limit, which Combined Facility Limit Increase Notice must specify the requested increase to the Combined Facility Limit and the date that the Borrower wishes for such increase to take effect. The Lender may in its absolute discretion determine whether or not to agree to a request of the Borrower contained in a Combined Facility Limit Increase Notice. Any agreement by the Lender to a request of the Borrower contained in a Combined Facility Limit Increase Notice must be in writing and shall take effect from the date specified in the Combined Facility Limit Increase Notice provided that the Borrower has satisfied the requirements of Clause 7.2.5 (Acceptance by the Lender) prior to such date. In the event that the Lender does not agree to a request of the Borrower contained in a Combined Facility Limit Increase Notice within ten Business Days of receipt of such request, the Lender shall be deemed to have rejected such request and the Combined Facility Limit shall remain unchanged.

6	Borrowing base amounts

6.1	For the purpose of calculating the amount from time to time of “Eligible Receivables—Freight”, “Eligible Receivables—Demurrage” and “Freight in Transit”, the following shall apply:

6.1.1

“Eligible Receivables—Freight” means freight amounts receivable by the Borrower in relation to any Eligible Vessel which are on open account or supported by letters of credit in form and amount acceptable to the Lender and which are:

(a)	net of any payables, set-off or counterclaims;

(b)	not more than 30 days overdue after the date of completion of the relevant voyage (or as otherwise approved by the Lender); and

(c)	included by the Borrower in its most recently provided Borrowing Base Certificate.

6.1.2

“Eligible Receivables—Demurrage” means demurrage amounts owed to the Borrower pursuant to an Approved Charterparty which have been invoiced to the relevant Approved Counterparty, are on open account or supported by letters of credit in form and amount acceptable to the Lender and which are:

(a)	valid under the terms of the relevant Approved Charterparty;

(b)	net of any payables, set-off or counterclaims;

(c)	less than 150 days outstanding from the date of invoice for the relevant voyage;

(d)	for a total amount not exceeding the Demurrage Limit per any valid demurrage claim (or as otherwise approved by the Lender); and

(e)	included by the Borrower in its most recently provided Borrowing Base Certificate,

in being agreed that demurrage amounts owed to the Borrower pursuant to an Approved Charterparty shall also include receivables arising from invoiced claims relating to speed-up bunkers, heating, deviation, port costs, additional war risk premiums, rebills for armed guards, Turkish Straits waiting time and any other claim category approved by the Lender in its absolute discretion.

6.1.3

”Freight in Transit” means amounts receivable by, or which may be receivables of, the Borrower arising from partially completed freight voyages pursuant to an Approved Charterparty which have not been invoiced and which are:

(a)	contracted pursuant to a commercially reasonable Approved Charterparty that is acceptable to the Lender;

(b)	net of any payables, set-off or counterclaims including in respect of bunkers;

(c)	in respect of an Approved Charterparty which is:

(i)	for an estimated voyage time of less than 120 days (calculated from the completion of cargo loading until completion of cargo discharge at the port of destination, exclusive of the ballast leg); and

(ii)	in relation to an Eligible Vessel that has been loaded and that has started sailing;

(d)	the Applied Percentage of contracted voyage lump sum freight amount or, as the case may be, if freight is not calculated in a lump sum, the estimated total freight; and

(e)	included by the Borrower in its most recently provided Borrowing Base Certificate.

6.1.4	No amount received or owed to the Borrower may be regarded as being both:

(a)	an “Eligible Receivable – Freight” and an “Eligible Receivable – Demurrage”;

(b)	an “Eligible Receivable – Freight” and a “Freight in Transit”; or

(c)	an “Eligible Receivable – Demurrage” and a “Freight in Transit”,

for the purpose of any single Borrowing Base Certificate.

6.1.5

Until the acknowledgment listed in paragraph 3, Part 3 of Schedule 1 (Conditions subsequent) pursuant to the Account Pledge in respect of the Collection Account for the Singaporean Charterer is received to the satisfaction of the Lender, income received by the Singaporean Charterer shall be excluded for the purpose of calculating a Borrowing Base Amount.

6.2	Approved Counterparties

6.2.1	Notwithstanding the foregoing, at any time and from time to time, the Lender shall by giving notice to the Borrower have the right to:

(a)	exclude any Approved Counterparty or any Vessel for the purpose of calculating a Borrowing Base Amount;

(b)	amend the Approved Counterparty Group Limit for any Approved Counterparty Group set out beside it in Schedule 6 (Approved Counterparty Group List); and

(c)

limit or amend the extent to which any amount due from any Approved Counterparty Group or in respect of any Vessel may be treated as an Eligible Receivable for the purpose of calculating a Borrowing Base Amount.

6.2.2	Subject to Clause 6.2.1:

(a)

any amounts due from any Approved Counterparty of less than or equal to the lower of (i) when aggregated with other members of the same Approved Counterparty Group, the applicable Approved Counterparty Group Limit for any Approved Counterparty Group set out beside it in Schedule 6 (Approved Counterparty Group List) and (ii) the Discretionary Limit for any other Approved Counterparty, may be treated as an Eligible Receivable for the purpose of calculating a Borrowing Base Amount and shall not require prior approval of the Lender; and

(b)

no amount due from any Approved Counterparty in excess of (i) when aggregated with other members of the same Approved Counterparty Group, the applicable Approved Counterparty Group Limit for any Approved Counterparty Group set out beside it in Schedule 6 (Approved Counterparty Group List) or (ii) the Discretionary Limit for any other Approved Counterparty, may be treated as an Eligible Receivable for the purpose of calculating a Borrowing Base Amount.

6.3	Borrowing Base Certificates

The Borrower shall, on each Weekly Reporting Date between the Closing Date and the Termination Date, provide to the Lender a Borrowing Base Certificate substantially in the form set out in Schedule 3 (Borrowing Base Certificate), certified by an authorised signatory of the Borrower, as of close of business New York time on the Tuesday (or if the Tuesday of that week is not a Business Day, the next Business Day) to be provided no later than the Friday of that week (or if the Friday of that week is not a Business Day, the preceding Business Day) preceding the date of the Certificate setting out:

6.3.1	the aggregate net balance on the Collection Accounts together with copies of bank statements showing such net balance;

6.3.2

the amount of all Eligible Receivables (each broken down as to amount and identity of counterparties) and all off-setting payables in relation thereto, incorporating an ageing report for Eligible Receivables with a combined total and setting out current total expenses of each Approved Counterparty in respect of all Eligible Receivables (including details of any shortfall or excess availability under any Approved Counterparty Group Limit for any Approved Counterparty Group set out beside it in Schedule 6 (Approved Counterparty Group List));

6.3.3	a summary of partially completed voyage charters showing fixture rates and percentage of voyage completed;

6.3.4	such other business or financial information in respect of the Borrower or the operation of the Pool as the Lender shall have reasonably requested;

6.3.5	the amount of the Outstanding Indebtedness; and

6.3.6	confirmation that the amount of the Outstanding Indebtedness does not exceed the Borrowing Base Amount.

7	Facility increase

7.1	Facility Increase Notice

7.1.1	The Borrower may at any time give notice to the Lender (every such notice, a “Facility Increase Notice”) that the Borrower requests an increase of the Facility.

7.1.2	Each Facility Increase Notice shall request an increase of the Facility by no less than US$1,000,000.

7.1.3	The Facility Increase Notice shall state the proposed date of the increase of the Facility, which shall not be less than 20 Business Days after the date of such notice.

7.1.4	An increase of the Facility may be permanent or temporary. Any increase of the Facility shall otherwise be subject to the same terms and conditions as the Facility.

7.2	Acceptance by the Lender

7.2.1

Upon receipt of a Facility Increase Notice, the Lender may elect, at its absolute discretion, whether to agree to the increase of the Facility requested in the Facility Increase Notice, or to refuse the increase of the Facility requested.

7.2.2

Any acceptance by the Lender of an increase of the Facility pursuant to Clause 7.2.1 shall only be effective if given in writing by the Lender to the Borrower (an “Increase Notice”) and shall only become effective upon the date elected in the Increase Notice and upon satisfaction of the requirements of Clause 7.2.4.

7.2.3

If the Lender does not accept any increase of the Facility requested pursuant to a Facility Increase Notice within 15 Business Days of receipt of such notice then the Lender shall be deemed to have refused the increase requested, and the Facility shall remain unchanged.

7.2.4	No increase of the Facility shall take effect if a Default is continuing.

7.2.5	Any increase of the Facility shall only take effect once the Borrower has:

(a)	paid to the Lender all fees, costs and expenses then due from the Borrower by the date any increase of the Facility Limit is to be effective from; and

(b)	provided to the Lender all documents, opinions or assurances which the Lender considers to be necessary or desirable in connection with any increase of the Facility Limit.

7.2.6	All documents and evidence delivered to the Lender under this Clause 7.2 shall:

(a)	be in form and substance acceptable to the Lender; and

(b)	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

7.2.7 Borrower’s right to revert to Facility Limit At any time after the Facility has been increased in accordance with this Clause 7, the Borrower may notify the Lender in writing that it wishes to reduce the Facility to US$10,000,000 or such higher amount that may be agreed between the Borrower and the Lender.

8	Renewal and extension

8.1	Extension

8.1.1	Provided that the Lender has not in writing:

(a)	demanded that the Facility shall be repayable pursuant to Clause 9.2; or

(b)	accelerated the Facility in accordance with Clause 22.20; or

(c)	notified the Borrower to the contrary,

on the date which falls one day prior to the date falling one year after date of this Agreement (the “Extension Date”), the Termination Date shall be automatically extended to the day falling one year from the Extension Date and the Termination Date may continue to be extended for further periods of one year unless and until the Lender gives the Borrower notice in writing that no further extensions shall occur.

9	Repayment, prepayment and cancellation

9.1	Repayment of Loans

Subject always to the Lender’s right to demand early repayment pursuant to Clause 9.2 (Lender’s right to demand early repayment) and any automatic extension pursuant to Clause 8.1 (Extension), the Borrower shall repay:

9.1.1	in the case of a Term Loan, on the earlier of:

(a)	the end of the Interest Period for such Loan; and

(b)	the Termination Date; and

9.1.2	in the case of the Revolving Loan, by the Termination Date.

9.2	Lender’s right to demand early repayment

The Lender may at any time demand that the Facility shall be immediately repayable by notifying the Borrower in writing that the Outstanding Indebtedness shall be repayable (such notice, an “Early Termination Notice”) whereupon (i) the Outstanding Indebtedness shall become repayable by the Borrower on the Business Day following the expiration of the Agreed Notice Period, (ii) no further Utilisations are permitted, and (iii) the Borrower shall apply one hundred per cent (100%) of payments made by Approved Counterparties to the Borrower in repayment of amounts outstanding under the Facility.

9.3	Outstanding Indebtedness exceeding Borrowing Base Amount

If at any time the aggregate Outstanding Indebtedness of the Borrower exceeds the Borrowing Base Amount, the Borrower shall immediately repay such excess amount.

9.4	Application of new Term Loans towards repayment of outstanding Loans

Where the repayment date for a Term Loan coincides with the Utilisation Date for a new Term Loan, the Lender shall apply the new Term Loan in or towards repayment of the outstanding Term Loan so that:

9.4.1	where the amount of the outstanding Term Loan exceeds the amount of the new Term Loan, the Borrower shall only be required to repay the excess to the Lender;

9.4.2	where the amount of the outstanding Term Loan is exactly the same as the amount of the new Term Loan, the Borrower shall not be required to make any repayment; and

9.4.3	where the amount of the outstanding Term Loan is less than the amount of the new Term Loan, the Lender shall advance the difference to the Borrower.

9.5	Illegality

If it becomes unlawful in any jurisdiction (other than by reason of a Sanction Programme) for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

9.5.1	the Lender shall promptly notify the Borrower upon becoming aware of that event;

9.5.2	upon the Lender notifying the Borrower, the Facility shall be immediately cancelled; and

9.5.3

the Borrower shall repay the Outstanding Indebtedness on the earlier of (i) on the last day of the Interest Period or (ii) the date notified by the Lender to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

9.6	Sanctions

If any Security Party at any time:

9.6.1	sells, charters, leases or otherwise provides a Vessel indirectly to any person or company which is prohibited to contract under any Sanction Programme;

9.6.2

sells, charters, confers, leases or otherwise provides a Vessel indirectly to any charterer, person or other third person or company in respect of whom there is any credible indication that such charterer, person or company is dealing with goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanction Programme, or carries out business with a person or company dealing with such goods or otherwise has direct or indirect business contacts with a person or company which is dealing with such goods; or

9.6.3

charters, confers, leases or otherwise provides a Vessel indirectly to any charterer or other third person or company in respect of whom there is any credible indication that such person or company carries out business with a person or company that is prohibited to contract under any Sanction Programme, or has business contacts with such a person or company that is prohibited to contract under any Sanction Programme, the Borrower shall immediately prepay all of the Outstanding Indebtedness and the Facility Limit shall immediately be reduced to zero.

9.7	Voluntary cancellation of the Facility

Provided that the Borrower does not have any outstanding obligation under any Finance Document, the Borrower may, at any time after the date which falls 180 days after the Closing Date, by giving the Lender at least 30 Business Days’ prior written notice, cancel the whole of the Facility, which cancellation shall reduce the Facility Limit to zero.

9.8	Voluntary prepayment

The Borrower may prepay the whole or any part of the Facility (but, if in part, being an amount that reduces Facility by a minimum amount of $250,000) subject to the Borrower giving the Lender not less than ten Business Days’ (or such shorter period as the Lender may agree) prior notice.

9.9	Restrictions

9.9.1

Any notice of cancellation or prepayment given by any Party under this Clause 9 (Repayment, Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.9.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (unless the Lender is in default), without premium or penalty.

9.9.3	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Facility Limit except at the times and in the manner expressly provided for in this Agreement.

9.9.4	No amount of the Facility Limit cancelled under this Agreement may be subsequently reinstated.

10	Interest

10.1	Calculation of interest

Interest shall accrue on each Loan at the rate per cent per annum equal to the aggregate of:

10.1.1	the Margin; and

10.1.2	the Reference Rate,

for any day during an Interest Period relating to the Loan.

If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

10.2	Payment of interest

The Borrower shall pay accrued interest on each Loan made to it:

10.2.1	in respect of a Revolving Loan and all Utilisations in respect thereof, monthly in arrears no later than 10 days after the end of each month; and

10.2.2	in respect of a Term Loan, not later than 10 days after the end of each month and on the last day of the Interest Period.

10.3	Default interest

If a Security Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 10.3 (Default interest) shall be immediately payable by the Security Party on demand by the Lender.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

10.4.1	The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

10.4.2

The Lender shall promptly upon an Interest Payment being determinable, notify the Borrower of (a) that Interest Payment and (b) each applicable rate of interest relating to the determination of that Interest Payment. This Clause shall not apply to any Interest Payment determined pursuant to Clause 12.1 (Market Disruption).

10.4.3	This Clause 10.4 shall not require the Lender to make any notification to the Borrower on a day which is not a Business Day.

11	Interest periods

The Interest Period for any Revolving Loan and all Utilisations in respect thereof shall be of a duration of one day, and the Interest Period for any Term Loan shall be of a duration of 30 or 60 days, commencing on the Utilisation Date for that Loan, being equal to the term selected for such Loan by the Borrower in the corresponding Utilisation Request. An Interest Period for a Loan shall not extend beyond the Termination Date.

11.1	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that Month (if there is one) or the preceding Business Day (if there is none).

12	Changes to the calculation of interest

12.1	Market disruption

12.1.1

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest for that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)	the Cost of Funds.

12.1.2	In this Agreement, “Market Disruption Event” means:

(a)

if there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Rate for an RFR Banking Day during an Interest Period and “Cost of Funds will apply as a fallback” is specified in the Reference Rate Terms; or

(b)

if, before close of business in London on the Reporting Day for the relevant Loan, the Borrower receives notification from the Lender that its Cost of Funds relating to a Loan would be in excess of the Market Disruption Rate.

12.2	Alternative basis of interest or funding

12.2.1

If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest, after which time, the applicable rate of interest shall be such rate as is agreed between the parties during such negotiations, or in the absence of any such agreement, such rate as is determined by the Lender acting reasonably.

12.2.2	Any alternative basis agreed pursuant to this Clause 12.2 shall be binding on all Parties.

12.3	Break costs

12.3.1	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender, any amount specified as Break Costs in the Reference Rate Terms.

12.3.2	The Lender shall, as soon as reasonably practicable after a demand by the Lender, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	Fees

13.1	Administration Fee

At the end of each Administration Fee Period during which a Utilisation has been made or is outstanding, the Borrower shall pay to the Lender the applicable Administration Fee.

14	Tax gross-up and indemnities

14.1	Tax definitions

In this Clause 14 (Tax gross-up and Indemnities) a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.1	The Borrower shall (and shall procure that each other Security Party shall) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2

The Borrower shall promptly upon becoming aware that it or any other Security Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower and any such Security Party on becoming so aware in respect of a payment payable to the Lender.

14.2.3

If a Tax Deduction is required by law to be made by the Borrower or any other Security Party, the amount of the payment due from the Borrower or that other Security Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower or the other Security Party making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

14.3.1

The Borrower shall (within five Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

14.3.2	Clause 14.3 (Tax indemnity) shall not apply with respect to any Tax assessed on the Lender:

(a)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(b)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.

14.3.3	Clause 14.3 (Tax indemnity) shall not apply to the extent a loss, liability or cost:

(a)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up);

(b)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 14.2.3 (Tax gross-up) applied; or

(c)	relates to a FATCA Deduction required to be made by a Party.

14.3.4	If the Lender makes, or intends to make a claim pursuant to this Clause 14.3 (Tax indemnity), it shall promptly notify the Borrower of the event which has given rise to the claim.

14.4	FATCA information

14.4.1	Subject to Clause 14.4.3, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(c)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

14.4.2

If a Party confirms to another Party pursuant to Clause 14.4.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party as soon as reasonably practicable.

14.4.3	Clause 14.4.1 shall not oblige the Lender to do anything, and Clause 14.4.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any policy of the Lender;

(c)	any fiduciary duty; or

(d)	any duty of confidentiality.

14.4.4

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 14.4.1 (including, for the avoidance of doubt, where Clause 14.4.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.5	FATCA Deduction and gross-up by a Security Party

14.5.1

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

14.5.2

The Borrower shall (and shall procure that each other Security Party shall) promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly. Similarly, the Lender shall notify a Security Party on becoming so aware in respect of a payment payable to it by that Security Party.

14.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, provided that this Clause 14.6 shall not apply in respect of any such Taxes to the extent arising as a result of a voluntary transfer of the Lender’s rights or obligations under the Finance Documents except a transfer following an Event of Default or pursuant to Clause 17 (Mitigation).

14.7	Indirect tax

14.7.1

All amounts set out or expressed in a Finance Document to be payable by any Security Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Security Party in connection with a Finance Document, that Security Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

14.7.2

Where a Finance Document requires any Security Party to reimburse or indemnify the Lender for any cost or expense, that Security Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents Indirect Tax, save to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of such Indirect Tax from the relevant tax authority.

15	Increased costs

15.1

Subject to Clause 15.3 (Exceptions) the Borrower shall, within ten Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

15.1.1	any Change in Law or regulation; or

15.1.2	compliance with any law or regulation made after the date of this Agreement.

15.2	Increased cost claims

15.2.1	If the Lender intends to make a claim pursuant to Clause 15.1 (Increased costs) it shall notify the Borrower of the event giving rise to the claim.

15.2.1 The Lender shall, as soon as practicable after a demand, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

15.3.1	attributable to a Tax Deduction required by law to be made by the Borrower;

15.3.2	attributable to a FATCA Deduction required to be made by a Party which is otherwise compensated for pursuant to Clause 14.5 (FATCA Deduction);

15.3.3

compensated for by Clause 14.3 (Tax indemnity) or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in Clause 14.3 (Tax Indemnity) applies;

15.3.4	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation;

15.3.5	attributable to a change in the rate of tax on the overall net income of the Lender or its Affiliates; or

15.3.6

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates) but, for the avoidance of doubt, excluding:

(a)

any amendment published after the date of this Agreement contained in any of “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International Framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010 (“Basel III” or “the Basel III Framework”);

(b)	any future guidance or standards in relation to Basel III or the Basel III Framework published or to be published by the Basel Committee on Banking Supervision; and

(c)	any other future law or regulation or an amendment to Basel II which implements Basel III or the Basel III Framework.

16	Other indemnities

16.1	Currency indemnity

16.1.1

If any sum due from a Security Party under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against a Security Party; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within ten Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

16.2.1	The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Default;

(b)	a failure by a Security Party to pay any amount due under a Finance Document on its due date;

(c)

funding, or making arrangements to fund, a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)	a Loan not being prepaid in accordance with a notice of prepayment given by the Borrower.

(e)	investigating any event which it reasonably believes is a Default;

(f)	acting or relying on any notice, request or instruction of a Security Party, which it reasonably believes to be genuine, correct and appropriately authorised; or

(g)	instructing lawyers, accountants, tax advisers or other professional advisers or experts as permitted under this Agreement.

16.2.2

The Borrower shall promptly indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate (each such person for the purposes of this Clause 16.2 an “Indemnified Person”) against any documented cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

16.2.3	Subject to any limitations set out in Clause 16.2.2, the indemnity in that Clause shall cover any documented cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(a)	arising or asserted under or in connection with any law relating to safety at sea, any Environmental Law or any Sanction Programme; or

(b)	in connection with any Environmental Claim.

16.2.4

The Borrower shall promptly indemnify the Lender as holder of any of the Security Documents and every Receiver and Delegate against any documented cost, loss or liability incurred by any of them as a result of:

(a)	any failure by the Borrower to comply with its obligations under Clause 18 (Costs and Expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(e)	any default by any Security Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(f)

acting as holder of any of the Security Documents, Receiver or Delegate or otherwise relating to any of the Charged Property (otherwise, in each case, than by reason of the relevant Lender’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

16.3	Indemnity survival

The tax indemnities contained in this Agreement shall survive for six years following repayment of the Loan. All other indemnities contained in this Agreement shall survive for 12 months following repayment of the Outstanding Indebtedness, extended by a further 12 months if a demand is made pursuant to an indemnity during the 12 months commencing on the date of repayment of the Outstanding Indebtedness.

17	Mitigation by the Lender

17.1	Mitigation

17.1.1

The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 9.5 (Illegality), Clause 12.1 (Market disruption), Clause 12.3 (Break costs), Clause 14.2 (Tax gross-up), Clause 14.3 (Tax indemnity) or Clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to an Affiliate or another Facility Office.

17.1.2	Clause 17.1.1 (Mitigation) does not in any way limit the obligations of any Security Party under the Finance Documents.

17.2	Limitation of liability

17.2.1

The Borrower shall indemnify, within ten Business Days of demand, the Lender for all documented costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.2	The Lender is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

18	Costs and expenses

18.1	Transaction expenses

The Borrower shall, within five Business Days of demand, pay the Lender and any Receiver or Delegate the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

18.1.1	the negotiation, preparation, printing, execution and perfection of this Agreement and any other documents referred to in this Agreement;

18.1.2	the negotiation, preparation, printing, execution and perfection of any other Finance Documents executed after the date of this Agreement;

18.1.3	any other document which may at any time be required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document; and

18.1.4	any discharge, release or reassignment of any of the Security Documents.

18.2	Amendment costs

If a Security Party requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender and any Receiver or Delegate in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Borrower shall, within five Business Days of demand, pay to the Lender and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by the Lender and that other Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Lender as a consequence of taking or holding the Security Documents or enforcing those rights including (without limitation) any losses, costs and expenses which the Lender or that other Secured Party may from time to time sustain, incur or become liable for by reason of the Lender being a lender to the Borrower.

19	Representations and warranties

The Borrower makes the representations and warranties set out in this Clause to the Lender on the date of this Agreement.

19.1	Status

19.1.1	Each of the Security Parties is a corporation or a company (as applicable), duly incorporated and validly existing under the law of its jurisdiction of incorporation.

19.1.2	Each of the Security Parties has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each of the Security Parties in each Relevant Document are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by each of the Security Parties of, and the transactions contemplated by, the Relevant Documents do not and will not conflict with:

19.3.1	any law or regulation applicable to such Security Party; its constitutional documents of such Security Party; or

19.3.2	any agreement or instrument binding upon such Security Party or any of its assets or constitute a default or termination event (how`ever described) under any such agreement or instrument.

The Borrower is permitted to enter into this Agreement and borrow the Loan, and the provisions of the Pool Agreements do not preclude the Borrower from entering into this Agreement or borrowing the Loan.

19.4	Power and authority

19.4.1

Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is a party and the transactions contemplated by those Relevant Documents.

19.4.2	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of indemnities contemplated by the Relevant Documents to which it is a party.

19.5	Validity and admissibility in evidence

All Authorisations required by a Security Party:

19.5.1	in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Relevant Documents to which it is a party; or

19.5.2

to carry on its business in the ordinary course and in all material respects as it is being conducted, have been obtained or effected (as appropriate) and are in full force and effect with the exception only of the registrations referred to in Part 3 of Schedule 1 (Conditions subsequent).

19.6	Governing law and enforcement

19.6.1	The choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdiction of each Security Party.

19.6.2

Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdiction of each Security Party.

19.7	Insolvency

No:

19.7.1	corporate action, legal proceeding or other procedure or step described in Clause 22.12 (Insolvency proceedings); or

19.7.2	creditors’ process described in Clause 22.13 (Creditors’ process),

has been taken in relation to any Security Party or the Commercial Manager and none of the circumstances described in Clause 22.11 (Insolvency) applies to any Security Party or the Commercial Manager.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation each Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except:

19.8.1

registration by the Singaporean Charterer of the relevant Assignment and the relevant Account Pledge at the Accounting and Corporate Regulatory Authority (ACRA) in Singapore and payment of associated fees; and

19.8.2	registration by the UK Charterer of the relevant Assignment and the relevant Account Pledge at Companies House in England and payment of associated fees.

19.9	Deduction of Tax

None of the Security Parties is required under the law of its jurisdiction of incorporation to make any deduction or withholdings for or on account of Tax from any payment it may make under any Finance Document.

19.10	No default

19.10.1	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

19.10.1	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any of the Security Parties or to which its assets are subject.

19.11	No misleading information

Any factual information and written reports, provided by it in connection with the negotiation, execution and delivery of the Finance Documents was true and accurate in all material respects and not misleading as at the date it was provided or as at the date (if any) at which it is stated, does not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading in so far as the Borrower is aware.

19.12	Financial statements

19.12.1	Its audited financial statements were prepared in accordance with GAAP consistently applied.

19.12.2	Its audited financial statements give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which they were drawn up.

19.12.3

Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of any Security Party.

19.13	No proceedings pending

Except as disclosed by the Borrower in writing to, and acknowledged in writing by the Lender, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which if adversely determined, might reasonably be expected to have a Material Adverse Effect have been (to the best of its knowledge and belief) started against any of the Security Parties.

19.14	Compliance with applicable laws

Each Security Party is in compliance with all laws and regulations to which it is subject.

19.15	Environmental matters

Except as may have been disclosed by the Borrower in writing to the Lender:

19.15.1	each Security Party has complied with the provisions of all Environmental Laws;

19.15.2	each Security Party has obtained all Environmental Approvals and is in compliance with all Environmental Approvals;

19.15.3	no Security Party has received notice of any Environmental Claim that alleges that it is not in compliance with any Environmental Law or any Environmental Approval; and

19.15.4	there is no Environmental Claim pending or, to the best of the Borrower’s knowledge and belief (having made due enquiry), threatened against any Security Party,

save that no breach of any of the representations within this Clause 19.15 shall be deemed to have occurred if such breach (x) would not, in the reasonable opinion of the Lender, have or lead to a Material Adverse Effect and (y) has been remedied within ten Business Days of its occurrence.

19.16	Tax compliance

19.16.1

Each Security Party has complied in all material respects with all relevant tax laws and regulations applicable to it and its business and has paid any applicable stamp or other duty in respect of the Facility and the assets which are the subject of the Security Documents.

19.16.2	No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender.

19.17	Tax liabilities

19.17.1

No claims are being asserted against it with respect to Taxes in respect of the Facility and the assets which are the subject of the Security Documents which, if adversely determined, would have a Material Adverse Effect.

19.17.2

No Security Party is overdue in the filing of any Tax returns required to be filed by it and it has paid all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it for nonpayment, unless such payment of Taxes is contested in good faith through appropriate proceedings, or on or in any claim for payment, where failure so to file or so to pay constitutes or would constitute a Material Adverse Effect.

19.17.3	All amounts payable by each Security Party under the Finance Documents may be paid free and clear of and without deduction for or on account of, any Tax.

19.18	Anti-corruption law

Each Security Party and each member of the Group has conducted its business in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.19	No Security or Financial Indebtedness

19.19.1	No Security other than Permitted Liens exists over all or any of the present or future assets of any Security Party.

1919.2	No Security Party has Financial Indebtedness outstanding other than as permitted by this Agreement.

19.20	Pari passu ranking

The payment obligations of each of the Security Parties under the Finance Documents rank at least pani passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.21	Security

Subject to the Legal Reservations, each of the Security Documents will, upon execution and, where applicable, registration, create valid and legally binding Security over the property expressed to be assigned or otherwise secured thereby, and the Security created under the Security Documents has and will have the ranking in priority which it is expressed to have in the Security Documents.

19.22	No adverse consequences

19.22.1	It is not necessary under the laws of the Relevant Jurisdictions of any Security Party:

(a)	in order to enable the Lender to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any Security Party.

19.22.2

The Lender is not and will not be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any Security Party by reason only of the execution, performance and/or enforcement of any Finance Document.

19.23	Disclosure of material facts

The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

19.24	Completeness of Relevant Documents

The copies of any Relevant Documents provided or to be provided by the Borrower to the Lender in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.

19.25	Money laundering

Any borrowing by the Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive ((EU) 2015/849) of the European Parliament and of the Council of the European Communities (as it forms part of the domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act).

19.26	Sanctions

19.26.1	From the date of this Agreement:

(a)

no Security Party, nor any other member of the Group nor any Affiliate of any of them is subject to any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(i)

imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America, whether or not any Security Party, any other member of the Group or any Affiliate or any charterer is legally bound to comply with the foregoing; or

(ii)

otherwise imposed by any law or regulation by which any Security Party, any other member of the Group or any Affiliate of any of them is bound or as regards a regulation, compliance with which is reasonable in the ordinary course of business of a Security Party, any other member of the Group or any Affiliate of any of them, each a “Sanction Programme”;

(b)	each Security Party is in compliance with any Sanctions Programme and any charterers are in compliance with any Sanctions Programme; and

(c)

no Security Party will transport any goods on-board any Vessel, that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanction Programme and will not otherwise employ nor suffer any Vessels’ employment:

(i)	in breach of any Sanction Programme;

(ii)

in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the United States of America as they apply to their members or nationals, or any law applicable to that Security Party, any operator of any Vessel, any charterer of any Vessel or any Vessel, or any country which any Vessel may visit;

(iii)	in carrying illicit or prohibited goods; or

(iv)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated;

(d)

no Security Party will transfer, make use of or provide the benefits of any money, proceeds or services provided by or received from the Lender or conduct any business activity (such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement) related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from the Lender with any persons, entities or other parties in breach of any prohibitions under any Sanction Programme;

(e)	the Vessels will not be sold, chartered, leased or otherwise provided directly by any Security Party to any person or company which is prohibited to contract under any Sanction Programme;

(f)

Vessels will not be sold, chartered, leased or otherwise provided directly by any Security Party to any person or company, if there is any credible indication that such person or company is dealing with goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanction Programme, or has business contacts with a person or company which is dealing with such goods;

(g)

if any Security Party finds out that any Vessel, without that Security Party’s knowledge, has been sold, chartered, leased or otherwise provided directly or indirectly to any person or company which is prohibited under any Sanction Programme, or which is dealing with goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanction Programme or for which there is any credible indication that it has business contacts with a person or company which is dealing with such goods, the Borrower shall notify the Lender immediately and the relevant Security Party shall use its best endeavours to terminate as soon as possible and at the latest after 30 days the relationship (where applicable) with the prohibited person or company under the premise that the Lender would commit a breach of law by this behaviour;

(h)

the Vessels will not be chartered, leased or otherwise provided directly by any Security Party to any charterer or other third person or company for which there is any credible indication that such person or company carries out business with a person or company that is prohibited to contract under any Sanction Programme, or has business contacts with such a person or company that is prohibited to contract under any Sanction Programme;

(i)

the Vessels will not be chartered, leased or otherwise provided directly by any Security Party to any charterer or other third person or company, if there is any credible indication that such charterer, person or company carries out business with a person or company dealing with goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanction Programme, or has business contacts to a person or company dealing with such goods;

(j)

if any Security Party finds out that any Vessel, without that Security Party’s knowledge, has been chartered, leased or otherwise provided directly or indirectly by any Security Party to any charterer or other third person for which there is any credible indication that the charterer or other third person carries out business with any person or company which is prohibited to contract, or deals with goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported, under any Sanction Programme, the Borrower shall, and shall procure that such Security Party shall, notify the Lender immediately and the Borrower shall, and shall procure that such Security Party shall, immediately interrupt the relationship with this charterer or third person under the premise that the Lender would commit a breach of law by this behaviour;

(k)

if any Security Party charters the Vessels out to a charterer or sells or provides any Vessel to any other third person or company, the Borrower, upon request from the Lender, shall, and shall procure that such Security Party shall, provide evidence to the Lender regarding the identification of the charterer, the purchaser, the person or company to whom any Vessel is provided, the ultimate beneficial owner, the contract partners of the Borrower, and the transported goods; and

(l)

the Borrower shall, and shall procure that each Security Party and all other members of the Group and any of their respective Affiliates shall, provide the Lender upon its request with all relevant documentation related to the Vessels, the contract partners of any Security Party, and the transported goods to prove that each Security Party acts within any Sanction Programme.

The Borrower undertakes to make, and shall procure that each Security Party shall make, all charterers, managers, operators or any person or company to whom any Vessel is provided aware of the requirements of this Clause 19.26 and shall, in the case of a Security Party, ensure, and in the case of a third party, use its best endeavours to ensure, that they act in accordance with these requirements.

19.27	Form of charters

19.27.1

The forms of charters entered into between the Pool Participants and the Borrower are in the form of the “SHELLTIME 4” time charter (as varied by the Pool Agreement) (“Approved Form Charterparty”) and that pursuant to each such charter the relevant Pool Participant has no or has waived (i) any right to assert a lien over cargoes, freights, sub-freights and/or demurrage for any amount due from the Borrower under such charter and (ii) any right to intercept bill of lading freight.

19.27.2	No charter entered into between the Borrower as disponent owner of a Vessel prohibits the assignment of the Borrower’s rights in favour of the Lender.

19.28	Performance of the Pool Agreements

The Borrower shall conduct the operations of the Pool in accordance with the Pool Agreements.

19.29	Repetition

Each of the Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Borrowing Base Certificate, each Utilisation Request, each Utilisation Date and on each Interest Payment Date.

20	Information undertakings

The undertakings in this Clause 20 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

20.1	Financial statements

20.1.1

The Borrower shall supply to the Lender as soon as the same become available and in any event within 180 days after the end of each of the Borrower’s financial years, and the Borrower’s consolidated financial statements, in each case audited by KPMG or such other firm acceptable to the Lender in its sole discretion.

20.1.2

The Borrower shall supply to the Lender as soon as the same become available and in any event within 60 days after the end of each quarter of the Borrower’s financial year (other than the last such quarter), the Borrower’s management-prepared financial statements for that quarter (such management-prepared financial statements to include details of any material late receivables or other impairments to the value of the Borrower’s assets) and a Compliance Certificate, in form and substance acceptable to the Lender, signed by a duly authorised signatory of the Borrower in respect of such financial statements.

20.2	Requirements as to financial statements

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements):

20.2.1	shall be prepared using GAAP or IFRS,

20.2.2

shall be certified by a director of the relevant company as giving a true and fair view of (in the case of annual financial statements), or fairly representing (in other cases), its financial condition as at the date as at which those financial statements were drawn up.

20.3	Information: miscellaneous

20.3.1	The Borrower shall supply to the Lender:

(a)	promptly upon such items becoming available to it, monthly reports in respect of the Pool and any other periodic reporting made available to Pool Participants;

(b)

at the same time as they are dispatched, copies of all documents dispatched by any Security Party to its shareholders generally (or any class of them) or dispatched by any Security Party to its creditors generally (or any class of them), in each case, save for documents of a routine or administrative nature;

(c)	promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any Security Party;

(d)

promptly, such further information regarding any Security Party, the Pool, the Pool Participants, the Facility and the assets that are the subject of the Security Documents as the Lender may reasonably request save for administrative matters in respect of a subject matter that is not detrimental to the Lender;

(e)

promptly upon request from the Lender, if at any time any part or all of the information contained in the Borrowing Base Certificate is not accepted by the Lender, acting reasonably, the Borrower’s records in order for the Lender to verify such information, the costs of such verification being paid by the Borrower;

(f)	written notice promptly upon any Change of Control of any Security Party;

(g)	prompt written notice of:

(i)	the occurrence of any event or circumstance which may reasonably be considered to have a Material Adverse Effect;

(ii)	any Time Charter Event of which the Borrower becomes aware; and

(iii)	any Lien Event of which the Borrower becomes aware;

(h)

details available to the Borrower of any new Pool Participant as soon as such new Pool Participant becomes a Pool Participant and any new Vessel contributed by Pool Participants from time to time, including whether such Pool Participant is the ultimate registered and beneficial owner of such Vessel and copies of the relevant Pool Agreements pursuant to which such new Pool Participant became a Pool Participant, promptly upon such information becoming known by the Borrower and provided that such information is not subject to any non-disclosure restrictions;

(i)

following Lender’s written request, a list of all Eligible Receivables (stating the parties to the underlying Approved Charterparties and the name of the relevant Eligible Vessel, the subject of such charter) together with such additional information in respect of such Eligible Receivables as the Lender may reasonably request and provided that such information is not subject to any non-disclosure restrictions;

(j)

within two Business Days of a written request by the Lender, details available to the Borrower of all bills of lading, broker recaps and final fixture recaps together with supporting documentation and evidence in respect of any demurrage claims on voyages in respect of each Vessel, provided that Borrower has received the requested documents or information; and

(k)	following the issue of an Early Termination Notice, promptly following the Lender’s written request:

(i)

a cash flow projection relating to the Borrower’s repayment of the Outstanding Indebtedness (the “Cash Flow Projection”) and the Borrower shall maintain and update such Cash Flow Projection on a regular basis and to the Lender’s satisfaction (acting reasonably);

(ii)	copies of all freight invoices, broker recaps and supporting documentation in respect of any current or future employment of a Vessel; and

(iii)	any other information that is required by the Lender.

20.3.2

The Borrower acknowledges and agrees that, following the Lender’s prior written request and the Borrower’s written consent not to be unreasonably withheld, the Lender may, as it may so require, contact the Borrower’s auditors and/or commodities or securities brokers to discuss matters and to collect on a strictly confidential basis (to the extent commercially reasonable in the context of the Facility and the circumstances at the relevant time) for the purpose of the Facility information relating to the Borrower, and the Borrower also agrees that it will, if necessary, instruct its auditors and/or brokers to provide the requested information to the Lender.

20.3.3	The Borrower shall within three Business Days notify the Lender of any change in its directors and/or officers.

20.3.4	The Borrower shall notify the Lender of:

(a)

the occurrence of any event of default or termination event (however so described) under a Pool Agreement, any Singaporean Charter, any Singaporean Sub-Charter, any UK Charter or any UK Sub-Charter promptly;

(b)	immediately of the occurrence of any arrest or pending arrest of a Vessel in the Pool;

(c)	the occurrence of the enforcement or intended enforcement of any lien (or interception of bill of lading freight) in relation to a Vessel in the Pool upon becoming aware of its occurrence;

(d)	any material adverse change in the financial standing of any Security Party or any of the Pool Participants (subject to confidentiality requirements) promptly;

(e)	any Time Charter Event; and

(f)	any notice received by the Borrower from a third party in relation to any lien claimed by such party over an Eligible Vessel.

20.4	Notice of Default

The Borrower shall promptly inform the Lender of any occurrence of which it becomes aware which would adversely affect its ability to perform its obligations under any Finance Document and of (i) any Default forthwith promptly upon becoming aware thereof (and the steps, if any, being taken to remedy it) and (ii) promptly upon a request by the Lender, supply to the Lender a certificate signed by two of its directors on the Borrower’s behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.5	“Know your customer” checks

If:

20.5.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

20.5.2	any change in the status of a Security Party after the date of this Agreement; or

20.5.3	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of Clause 20.5.3, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in Clause 20.5.3, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in Clause 20.5.3, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	General undertakings

The undertakings in this Clause 21 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

21.1	Corporate Status

The Borrower shall not (and shall procure that no other Security Party shall) change, cause or permit any change in, its corporate status.

21.2	Authorisations

The Borrower shall promptly:

21.2.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

21.2.2	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of the jurisdiction of incorporation of a Security Party to enable that Security Party to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each Security Party of each relevant Finance Document.

21.3	Compliance with laws

21.3.1

The Borrower shall comply (and shall procure that each other Security Party shall comply) with all laws to which it is subject (except as regards each Sanction Programme, to which Clause 21.3.2 applies, and anti-corruption laws, to which Clause 21.5 applies).

21.3.2	The Borrower shall comply (and shall procure that each Security Party and each other member of the Group and each Affiliate of any of them shall comply) in all respects with each Sanction Programme.

21.4	Compliance with Environmental Laws and notice of Environmental Claims

21.4.1

The Borrower shall (and shall procure that each other Security Party shall) (A) obtain all requisite Environmental Approvals, (B) comply with the terms and conditions of all Environmental Approvals applicable to it, and (C) comply with all other applicable Environmental Laws save that no breach of this Clause 21.4 shall be deemed to have occurred if such breach (x) would not, in the reasonable opinion of the Lender, have or lead to a Material Adverse Effect or (y) has been remedied within ten Business Days of its occurrence.

21.4.2	The Borrower shall promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any Security Party which is current or pending; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced against any Security Party,

where the claim, if determined against it, has or is reasonably likely to have a Material Adverse Effect.

21.5	Anti-corruption law

21.5.1

The Borrower shall not (and shall procure that no other Security Party shall) knowingly, directly or indirectly, use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

21.5.2	The Borrower shall (and shall procure that each other Security Party shall):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

21.6	Taxes

21.6.1	The Borrower shall (and shall procure that each other Security Party shall):

(a)

file or cause to be filed all tax returns related to the Facility and to the assets the subject of the Security Documents required to be filed in all jurisdictions in which it is situated or carries on business or is otherwise subject to Taxes; and

(b)	pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 20.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.

21.6.2	The Borrower shall not (and shall procure that no other Security Party shall) change its residence for Tax purposes.

21.7	Evidence of good standing

The Borrower will from time to time if requested by the Lender provide the Lender with evidence in form and substance satisfactory to the Lender that each Security Party and all their respective corporate shareholders remain in good standing.

21.8	Pari passu ranking

The Borrower shall ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of incorporation or any other jurisdiction where it has assets.

21.9	Negative Pledge

21.9.1

The Borrower shall not create or permit to subsist any Security (other than Permitted Liens) over any of its assets and any demurrage, freight, sub-freight, or any other asset included in the Borrowing Base under the Facility from time to time including without limitation, any lien over cargoes, freights, sub-freights, demurrage and other receivables payable to the Borrower notwithstanding any term of any Pool Agreement or any charterparty entered into by a Pool Participant with the owner of a Vessel or any other relevant contracts of employment.

21.9.2	The Borrower shall procure that:

(a)	neither the Singaporean Charterer nor the UK Charterer shall create or permit to subsist any Security other than Permitted Liens over:

(i)

any freight, demurrage or the proceeds of any recoveries payable pursuant to a Singaporean Sub-Charter or (as the case may be) a UK Sub-Charter or over any other payments due to the Singaporean Charterer or (as the case may be) the UK Charterer under a Singaporean Sub-Charter or (as the case may be) a UK Sub-Charter; and

(ii)

any insurance proceeds due to the Singaporean Charterer or (as the case may be) the UK Charterer in respect of the Vessels subject to a Singaporean Sub-Charter or (as the case may be) a UK Sub-Charter from time to time other than Permitted Liens (including without limitation, under any charterparty entered into by a Pool Participant with the registered owner of a Vessel); and

(b)

no other Security Party shall create or permit to subsist any Security over any of its assets from time to time other than Permitted Liens, (including without limitation, under any charterparty entered into by a Pool Participant with the registered owner of a Vessel).

21.10	Disposal and acquisition of assets

The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) to (i) acquire or (ii) sell, lease, transfer or otherwise dispose of any fixed assets (including but not limited to vessels, land, buildings and equipment) for an aggregate consideration in excess of US$1,000,000 without the Lender’s consent (not to be unreasonably withheld).

21.11	Arm’s length basis

21.11.1	Except as permitted under Clause 21.11.2, the Borrower shall not enter into any transaction with any person except on arm’s length terms and for full market value.

21.11.2

Fees, costs and expenses payable under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Lender under Clause 4.1 (Initial conditions precedent) or agreed by the Lender shall not be a breach of this Clause 21.11.

21.12	Merger or Joint Venture

21.12.1

The Borrower shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction or joint venture arrangement pursuant to which assets, profits, losses, liabilities or obligations are shared in any way.

21.12.2

The Borrower shall procure that neither the Singaporean Charterer nor the UK Charterer shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction or joint venture arrangement pursuant to which assets, profits, losses, liabilities or obligations are shared in any way.

21.13	Change of business or management

The Borrower shall procure that no substantial change is made to the general nature of its business or the business of any other Security Parties from that carried on at the date of this Agreement. The Borrower shall not undertake any business other than pursuant to its roles pursuant to the Pool Agreements and the operation of the Vessels thereunder, each Singaporean Charter and each UK Charter.

21.14	No acquisitions

The Borrower shall not acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

21.15	Financial Indebtedness

The Borrower shall not (and shall procure that no other Security Party shall) incur any Financial Indebtedness or grant any guarantee in respect of Financial Indebtedness except for or in respect of:

21.15.1	Financial Indebtedness under the Security Documents;

21.15.2	unsecured Financial Indebtedness arising in the ordinary course of a pool or revenue sharing arrangement manager’s business (including intra-group indebtedness on a subordinated basis); and

21.15.3	any Financial Indebtedness approved by the Lender in writing.

21.16	No substantial liabilities

Except in the ordinary course of business, the Borrower shall not (and shall ensure that no Security Party will) incur any liability to any third party which is in the Lender’s opinion of a substantial nature.

21.17	No loans or credit

The Borrower shall not be a creditor in respect of any Financial Indebtedness unless such Financial Indebtedness is unsecured and created in the ordinary course of business in connection with the chartering, operation or repair of a Vessel or the Pool.

21.18	No guarantees or indemnities

The Borrower shall not (and shall procure that no other Security Party shall) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

21.19	Inspection of records

The Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

21.20	Capital contributions of Pool Participants

The Borrower shall procure that the aggregate paid-in capital contribution and retained distributions of each Pool Participant in each Pool Agreement (which shall include cash, bunkers or other working capital contributions and amounts accrued to the relevant Pool Participant but unpaid), is at all times, no less than:

21.20.1	the Minimum Contribution Amount per Vessel; and

21.20.2	the Minimum Aggregate Amount in total.

21.21	Changes to Pool Agreement

21.21.1

The Borrower shall not, without the prior written approval of the Lender (who shall respond to any such request within five Business Days), such approval not to be unreasonably withheld, materially vary the terms of any provision in any Pool Agreement or any other vessel contribution agreement.

For the purposes of this Clause 21.21, “materially” shall mean:

(a)

a variation to the definition of the Pool and/or clause II, clause III B)6), clause III B)8), clause IV C), clause IV F), clause V, clause VI, clause IX, clause X, clause XII, clause XVI and clause XVIII; or

(b)	a variation that has the effect of:

(i)	increasing the fee payable to the Commercial Manager (as referred to at clauses V and VI of a Pool Agreement);

(ii)	altering the “Agent’s Undertaking” as set out at clause II of the Pool Agreement;

(iii)	changing the order of payments for liabilities due to the Pool Participants, pursuant to the Pool Agreements;

(iv)	preventing the Borrower from concluding a contract of affreightment or voyage charter, or any other type of transportation contract, with the Pool’s customers as principal;

(v)	altering the basis on which the Borrower holds title (both legal and equitable) to the sums deposited in the relevant Collection Account;

(vi)	altering the distribution of the “pool earnings” (as such term is used in each Pool Agreement) to Pool Participants;

(vii)	altering and/or reducing the flow of information (as required by the Lender) from the Borrower to the Lender on the Pool’s operations and finances; or

(viii)	altering and/or is detrimental to the Lender’s security over the Borrower’s receivables and/or assets; or

(c)	any non-material change to a Pool Agreement that varies any of the provisions set out at Clause (a) or has any of the effects set out at Clause (b).

21.21.2

The Borrower shall ensure that, if a Pool Participant assigns its earnings pursuant to clause XVI of each Pool Agreement, such assignment shall not prejudice the rights of the Lender under this Agreement or any of the Security Documents.

21.21.3	The Borrower shall ensure that:

(a)	any Vessel is chartered into the Pool on the Approved Form Charterparty; and

(b)

notwithstanding the foregoing, the Borrower shall ensure that pursuant to each charter the Pool Participant shall not have or shall waive (i) any right to assert a lien over cargoes, freights, sub-freights and/or demurrage for any amount due under such Pool Charter (ii) any right to intercept bill of lading freight.

21.22	Minimum number of Vessels

The Borrower shall ensure that the number of Eligible Vessels in the Pool will not be less than the Minimum Number of Eligible Vessels at any time.

21.23	Insurance

21.23.1

The Borrower will obtain and thereafter maintain, and shall procure that each Pool Participant will obtain and maintain, appropriate and adequate insurance satisfactory to the Lender with responsible and reputable insurance companies or associations covering its assets and business in such amounts and covering such risks as a prudent pool or revenue sharing arrangement operator would cover, including but not limited to (if and where applicable) (i) Hull & Machinery, (ii) Protection and Indemnity cover, (iii) Loss of Freight Hire, (iv) FD&D, (v) Piracy, Kidnap and Ransom Insurance and (vi) Charterer’s Liability Insurance.

21.23.2

The Borrower shall as soon as reasonably practicable and in any case with 30 days’ prior written notice of any changes to, cancellation or termination of any insurance policy taken out by the Borrower pursuant to this Clause 21.23 and shall permit the Lender to remedy any event which may have led to such cancellation or termination at its discretion provided that the Lender shall be under no duty to do so.

21.24	Audit and access to books and records

21.24.1

Notwithstanding the provisions of Clause 20 (Information undertakings), the Borrower shall ensure, at its cost, that the Lender, by independent reputable auditors or other persons acceptable to the Lender for such purpose, has the right to inspect its books and records from time to time, including inter alia, for the purpose of delivering to the Lender an independent report regarding the assets comprising the Eligible Receivables. The Borrower shall be liable for the cost of one such inspection per calendar year, unless a Default has occurred, in which case the Borrower shall be liable for the cost of all inspections deemed necessary by the Lender.

21.24.2

The Borrower shall ensure that the Lender, by independent reputable auditors or other persons appointed by the Lender for such purpose, has the right to conduct an audit of the Borrower (x) within 120 days of the Closing Date at the cost of the Borrower and (y) once per fiscal year (or more frequently at the discretion and cost of the Lender acting reasonably), to evaluate in particular the Borrowing Base Certificate preparation, operational systems, controls and procedure, trading systems, limits and controls of the Borrower for the purpose of delivering to the Lender an independent report. Any such audit will be carried out during regular business hours, and so as to minimise interference with the business of the Borrower. The Borrower shall be liable for the cost of one such inspection per fiscal year, unless a Default has occurred, in which case the Borrower shall be liable for the cost of all inspections deemed necessary by the Lender. The cost of the one inspection in a fiscal year which is for the account of the Borrower shall include in particular, but shall not be limited to, all reasonable out of pocket expenses. Invoices in respect of such audit costs shall be sent to the Borrower.

21.25	Deficient Borrowing Base Certificate

If, at any time, any Deficient Borrowing Base Certificate is delivered to the Lender, the Borrower shall immediately following such delivery:

21.25.1	procure the cancellation of such Deficient Borrowing Base Certificate and its replacement by a Compliant Borrowing Base Certificate; or

21.25.2	repay such amount of the Outstanding Indebtedness to the extent necessary to ensure that any outstanding Borrowing Base Certificate constitutes a Compliant Borrowing Base Certificate.

21.26	[Intentionally blank]

21.27	Filings

Under the law of each Security Party’s jurisdiction of incorporation, if at any time it becomes necessary that the Finance Documents be filed, registered, recorded or enrolled with any court or other authority in that jurisdiction the Borrower shall promptly procure the completion of such filing, registration, recordation or enrolment.

21.28	No borrowing or trading

Other than Financial Indebtedness arising pursuant to guarantees issued by ABN AMRO Bank N.V. that have been approved by the Lender and which have been fully cash collateralised by the Borrower and which require ABN AMRO Bank N.V. to have recourse to such cash collateral in priority to the relevant Collection Account, the Borrower shall not have any Financial Indebtedness outstanding, or any other borrowing or trading relationship, with ABN AMRO Bank N.V.

21.29	Further assurance

21.29.1

The Borrower shall (and shall procure that each other Security Party shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(a)

to perfect any Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(b)

to confer on the Lender a Security over any property and assets of the Borrower located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

21.29.2

The Borrower shall (and shall procure that each other Security Party shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

22	Events of default

Each of the events or circumstances set out in Clause 22.1 (Non-payment) to Clause 22.19 (Revocation or modification of Authorisation) is an Event of Default.

22.1	Non-payment

A Security Party does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

21.1.1	its failure to pay is caused by administrative or technical error; and

21.1.2	payment is made within three Business Days of its due date.

22.2	Other specific obligations

The Borrower fails to comply with any provision of Clause 21 (General Undertakings) or with any obligation in a Finance Document relating to the Insurances.

22.3	Other obligations

22.3.1	A Security Party does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Other specific obligations)).

22.3.2	No Event of Default under this Clause 22.3 (Other obligations) will occur:

(a)	if the failure to comply is capable of remedy and is remedied within five Business Days; and

(b)

in respect of any failure by any Security Party to comply with the provisions of Clause 21.20 (Capital contributions of Pool Participants), Clause 21.21 (Changes to Pool) or Clause 21.22 (Minimum number of Vessels) if the failure to comply is capable of remedy and is remedied within five Business Days,

(or such time as is otherwise agreed between the Borrower and the Lender) of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply, whichever occurs soonest.

22.4	Change of business or management

22.4.1	Any substantial change is made to the general nature of the business of any Security Party or the Commercial Manager from that carried on at the date of this Agreement.

22.4.2	Any Change of Control occurs at any time.

22.5	Merger

Any Security Party enters into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

22.6	Misrepresentation

Any representation or statement made or deemed to be made by any Security Party in the Finance Documents or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.7	Effectiveness of Finance Documents

22.7.1

It is or becomes unlawful for a Security Party to perform any of its obligations under the Finance Documents to which it is a Party, any Pool Agreement, a Singaporean Charter, a Singaporean Sub-Charter, a UK Charter or a UK Sub-Charter.

22.7.2	Any Security created or expressed to be created or evidenced by the Finance Documents ceases to be effective.

22.7.3

Any obligation or obligations of the Borrower under any Finance Documents, any Pool Agreement, a Singaporean Charter, a Singaporean Sub-Charter, a UK Charter or a UK Sub-Charter are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

22.7.4

Any Finance Document, any Pool Agreement, a Singaporean Charter, a Singaporean Sub-Charter, a UK Charter or a UK Sub-Charter ceases to be in full force and effect in accordance with its terms or is alleged by a Security Party to be ineffective in accordance with its terms for any reason or any Security created or expressed to be created or evidenced by the Finance Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

22.7.5

A Security Party repudiates a Finance Document, any Pool Agreement, a Singaporean Charter, a Singaporean Sub-Charter, a UK Charter or a UK Sub-Charter or evidences an intention to repudiate a Finance Document, any Pool Agreement, a Singaporean Charter, a Singaporean Sub-Charter, a UK Charter or a UK Sub-Charter.

22.7.6	Any Pool Agreement is terminated at any time.

22.8	Cross-default

Any of the following occurs in respect of any Security Party or the Commercial Manager:

22.8.1	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

22.8.2	any of its Financial Indebtedness:

(a)	becomes prematurely due and payable;

(b)	is placed on demand; or

(c)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

22.8.3	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of Clause 22.8.1 to Clause 22.8.3 inclusive is less than (i) in the case of a Security Party, US$500,000 or its equivalent or (ii) in the case of the Commercial Manager, US$1,000,000 or its equivalent.

22.9	Material Adverse Effect

Any event or circumstance occurs which the Lender reasonably believes has or is likely to have a Material Adverse Effect.

22.10	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced in relation to the Finance Documents, any Pool Agreement or the transactions contemplated in the Finance Documents, any Pool Agreement or against any Security Party and any of their Subsidiaries or their assets which have or are reasonably likely to have a Material Adverse Effect.

22.11	Insolvency

Any of the following occurs in respect of a Security Party or the Commercial Manager:

22.11.1	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

22.11.2	it admits its inability to pay its debts as they fall due;

22.11.3	it suspends making payments on any of its debts or announces an intention to do so;

22.11.4	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness;

22.11.5	a moratorium is declared in respect of any of its indebtedness. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium; or

22.11.6	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities).

22.12	Insolvency proceedings

Except as provided in the final paragraph of this Clause 22.12, any of the following occurs in respect of a Security Party or the Commercial Manager:

22.12.1	any step is taken with a view to a moratorium or a composition, compromise, assignment or similar arrangement with any of its creditors;

22.12.2

a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration, dissolution or judicial management or any such resolution is passed;

22.12.3

any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

22.12.4	any Security is enforced over any of its assets;

22.12.5	an order for its winding-up, administration, judicial management or dissolution is made;

22.12.6

any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, receiver and manager, judicial manager, manager or similar officer is appointed in respect of it or any of its assets;

22.12.7

its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, receiver and manager, judicial manager, manager or similar officer; or

22.12.8	any other analogous step or procedure is taken in any jurisdiction.

Clause 22.12 (Insolvency proceedings) does not apply to a petition for winding up presented by a creditor which is being contested in good faith and with due diligence and is discharged, struck out or withdrawn within ten days.

22.13	Creditors’ process

22.13.1

Any attachment or sequestration affects any asset of a Security Party or the Heidmar where the claim relating to such attachment or sequestration is for an amount of at least US$500,000 and is not discharged within 15 days; or

22.13.2	any distress, execution or analogous event affects any asset of a Security Party or Heidmar having an aggregate value of at least US$500,000 and is not discharged within 15 days.

22.14	Change of key personnel

If any person appointed as a chief executive officer or president of the Borrower or Heidmar cease to hold such role in either company and the Borrower does not notify the Lender within three Business Days of any such person appointed as a chief executive officer or president of the Borrower or Heidmar leaving such role.

22.15	Conditions subsequent

Any of the conditions referred to in Clause 4.3 (Conditions subsequent) is not satisfied within the time reasonably required by the Lender.

22.16	Cessation of business

A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business.

22.17	Expropriation

The authority or ability of a Security Party to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to a Security Party or any of its assets.

22.18	Repudiation and rescission of agreements

22.18.1	A Security Party rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document.

22.18.2

Any party to any of the Relevant Documents that is not a Finance Document rescinds or purports to rescind or repudiates or purports to repudiate that Relevant Document in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a Material Adverse Effect.

22.19	Revocation or modification of Authorisation

Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

22.20	[Intentionally blank]

22.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

22.21.1	cancel the Facility whereupon it shall immediately be cancelled; and/or

22.21.2

declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

22.21.3	exercise its rights under the Security Documents and take all steps it deems necessary to enforce the Security thereunder.

23	Collection accounts

23.1	Opening and operation of the Collection Accounts

The Borrower shall maintain the relevant Collection Account and shall procure that the Singaporean Charterer and the UK Charterer shall maintain the relevant Collection Accounts. The Borrower shall procure that the Collection Accounts are maintained, until all of the obligations of the Security Parties under this Agreement and the Finance Documents have been unconditionally satisfied in full.

23.2	Deposits to the Collection Accounts

23.2.1

Borrower Collection Account The Borrower shall procure that throughout the Facility Period (i) the proceeds of all Eligible Receivables, any recoveries in respect thereof and all other payments due to the Borrower under a transportation contract (including any time charters) concluded by the Borrower and any entity that has entered into a charterparty with the Borrower and, (ii) unless otherwise required pursuant to a Finance Document, all insurance proceeds due to the Borrower or the Commercial Manager in respect of the Vessels are credited to the Collection Account of the Borrower.

23.2.2

Singaporean Charterer and UK Charterer Collection Accounts The Borrower shall procure, and shall ensure that the Singaporean Charterer and the UK Charterer procures, that throughout the Facility Period (i) all freight, demurrage and all the proceeds of all recoveries payable pursuant to each Singaporean Sub-Charter and (as the case may be) each UK Sub-Charter and all other payments due to the Singaporean Charterer and (as the case may be) the UK Charterer under each Singaporean Sub-Charter and (as the case may be) each UK Sub-Charter and, (ii) unless otherwise required pursuant t`o a Finance Document, all insurance proceeds due to the Singaporean Charterer, the UK Charterer or the Commercial Manager in respect of the Vessels subject to a Singaporean Sub-Charter or (as the case may be) a UK Sub-Charter are credited to the Collection Account of the Singaporean Charterer or (as the case may be) the Collection Account of the UK Charterer.

23.3	Withdrawals

When a Default is continuing, the Borrower shall not, and the Borrower shall procure that the Singaporean Charterer and the UK Charterer shall not, make any withdrawals from their respective Collection Account without the prior written consent of the Lender. Until such time as a Default is continuing, the Borrower may, and the Singaporean Charterer and the UK Charterer may, make any withdrawals from their respective Collection Account without the prior written consent of the Lender.

23.4	Access to information

The Borrower agrees, and the Borrower shall procure that the Singaporean Charterer and the UK Charterer agree, that the Lender (and its nominees) may from time to time during the Facility Period review the records (whether in written or electronic form) in relation to the Collection Accounts, and irrevocably waive any right of confidentiality which may exist in relation to those records.

23.5	Statements

Without prejudice to the rights of the Lender under Clause 23.4 (Access to information), the Borrower shall procure that the account holder in respect of the Collection Accounts provides to the Lender, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of the Collection Accounts during the immediately preceding calendar month.

24	Change of lender

24.1	Assignment and transfer by the Lender

The Lender (the “Existing Lender”) may:

24.1.1	assign any of its rights; or

24.1.2

transfer by novation any of its rights and obligations to another bank or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

24.2.1	The Borrower’s prior written consent shall be obtained for an assignment or transfer in accordance with Clause 24.1 (Assignment and transfer by the Lender) unless the assignment or transfer is:

(a)	to an Affiliate of any Lender; or

(b)	made after the occurrence of an Event of Default.

24.2.2	If:

(a)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)

as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Limitation of responsibility of Lender

24.3.1	Unless expressly agreed to the contrary, the Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;

(b)	the financial condition of any Security Party;

(c)	the performance and observance by any Security Party of its obligations under the Relevant Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document,

and any representations or warranties implied by law are excluded.

24.3.2	Each New Lender confirms to the Lender that it:

(a)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of (b) each Security Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any of the Relevant Documents; and

(b)

will continue to make its own independent appraisal of the creditworthiness of each Security Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any part of the Loan is undrawn and available.

24.3.3	Nothing in any Finance Document obliges the Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24 (Change of lender); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Security Party of its obligations under the Relevant Documents or otherwise.

24.4	Security over Lender’s rights

The Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

24.4.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

24.4.2

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(a)

release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)

require any payments to be made by any Security Party other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

25	Change of Security Parties

25.1	Prohibition of assignment

No Security Party may assign any of its rights or transfer any of its obligations under the Finance Documents.

26	Payments to the Lender

26.1	Order of application

Subject to Clause 26.2 (Prospective liabilities), all amounts from time to time received or recovered by the Lender pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any of the Security Documents (for the purposes of this Clause 26, the “Recoveries”) shall be held by the Lender on trust to apply them at any time as the Lender (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 26), in the following order:

26.1.1	in discharging any sums owing to the Lender or any Secured Party;

26.1.2

in payment of all costs and expenses incurred by Lender or any Secured Party in connection with any realisation or enforcement of any Security Document taken in accordance with the terms of this Agreement; and

26.1.3	in payment to the Lender for application in accordance with Clause 26.3 (Partial payments).

26.2	Prospective liabilities

Following acceleration or enforcement of any Security Document the Lender may, in its discretion, hold any amount of the Recoveries in a suspense or impersonal account(s) in the name of the Lender with such financial institution (including itself) and for so long as the Lender shall think fit for later application under Clause 26.1 (Order of application) in respect of:

26.2.1	any sum to the Lender or any Secured Party; and

26.2.2	any part of the Outstanding Indebtedness,

that the Lender reasonably considers, in each case, might become due or owing at any time in the future provided that during such time that any amount of the Recoveries is held in such account pursuant to this Clause no interest shall accrue on such amount of the Recoveries during the time it is held in such account.

26.3	Partial payments

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Security Party under the Finance Documents, the Lender shall apply that payment towards the obligations of such Security Party under the Finance Documents in such manner as it may determine.

26.4	Disruption to Payment Systems etc.

If either the Lender determines (in its reasonable discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

26.4.1

the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

26.4.2

the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 26.4.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

26.4.3

any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 32 (Remedies and Waivers); and

26.4.4

the Lender shall not be liable for any damages, costs and losses whatsoever (including without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 26.4.

26.5	No set-off by Security Parties

All payments to be made by a Security Party under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.6	Business Days

26.6.1

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

26.6.2	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

26.7	Currency of account

26.7.1	Subject to Clauses 26.7.2 to 26.7.5 (Currency of account) below, the United States Dollar is the currency of account and payment for any sum due from a Security Party under any Finance Document.

26.7.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

26.7.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

26.7.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

26.7.5	Any amount expressed to be payable in a currency other than United States Dollars shall be paid in that other currency.

27	Set-off

If an Event of Default is continuing, the Lender may set off any matured obligation due from a Security Party under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Security Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Lender shall notify the Borrower following the exercise of its right of set off under this Clause 27.

28	Notices

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic mail.

28.2	Addresses

The address, fax number and (in the case of the Borrower only) electronic mail address (and the department or officer, if any, for whose attention the communication is served under or in connection with the Finance Documents is to be made) of each Party for any communication or document to be made or delivered are:

28.2.1	in the case of the Borrower:

C/O Heidmar Inc.

1st Floor

107 Vouliaghmenis Avenue

Glyfada, 16674

Athens, Greece

Attention:   Finance Department

Email     finance@heidmar.com

28.2.2	in the case of the Lender:

Address:

Ropemaker Place

28 Ropemaker Street

London EC2Y 9HD

England

Attention:   Executive Director, CGM Legal

With a copies to:

Email: CGMCMFLoanManagement@macquarie.com & tcglegallon@macquarie.com or any substitute address, fax number, electronic mail address or department or officer as the Party may notify to the other by not less than five Business Days’ notice.

28.3	Delivery

28.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form;

(b)

if by way of letter, when it has been left at the relevant address, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer; or

(c)

if by electronic mail, when received in readable form and in the case of any electronic mail made by the Borrower to the Lender only if it is addressed in such manner as the Lender shall specify for this purpose.

28.3.2

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified above (or any substitute department or officer as the Lender shall specify for this purpose).

28.3.3	Any communication or document which becomes effective, in accordance with this Clause 28.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day

29	English language

29.1	Any notice given under or in connection with any Finance Document must be in English.

29.2	All other documents provided under or in connection with any Finance Document must be:

29.2.1	in English; or

29.2.2

if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30	Calculations and certificates

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount is, in the absence of manifest error, binding on all the parties to that Finance Document and conclusive evidence of the matters to which it relates.

30.3	Day count convention

30.3.1	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(a)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(b)	subject to Clause 30.3.2, without rounding.

30.3.2	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by a Security Party under a Finance Document shall be rounded to two decimal places.

31	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender or any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or the Borrower shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

35	Jurisdiction of English courts

35.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

35.2

Notwithstanding Clause 35.1, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

36	Service of process

36.1	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

36.1.1

irrevocably appoints Heidmar UK Trading Limited currently of 5 Market Yard Mews, 194-204 Bermondsey Street, London, United Kingdom, SE1 3TQ, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

36.1.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

36.2

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the Borrower must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

Schedule 1

Conditions Precedent

Part 1

General Conditions Precedent

1	Corporate documents

1.1

A copy of the constitutional documents of each Security Party together with such other evidence as the Lender may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is a party.

1.2	A copy of a resolution of the board of directors, or equivalent body, of each Security Party:

1.2.1

approving the terms of, and the transactions (including any increase of the Facility Limit pursuant to clause 7 and any associated requirements) contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party; and

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf,

or other evidence of legal authorisation of such matters.

1.3	A copy of the passport of each authorised person referred to in paragraph 1.2.

1.4

(If required under the constitutional documents of each Security Party or under applicable law) a copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party.

1.5	An original certificate of a duly authorised officer of each Security Party:

1.5.1	certifying that each copy document relating to it specified in this paragraph 1, Part 1 of Schedule 1 (General Conditions Precedent) is correct, complete and in full force and effect;

1.5.2	setting out the names of its directors, officers and shareholders and the proportion of shares held by each shareholder; and

1.5.3	confirming that borrowing or securing, as appropriate, the Loan would not cause any borrowing, security or similar limit binding on that Security Party to be exceeded.

1.6	If applicable, the original power of attorney of each Security Party under which the Relevant Documents to which it is a party are to be executed or transactions undertaken by that Security Party.

2	Legal opinions

2.1	A legal opinion of Stephenson Harwood LLP (English law counsel), legal advisers to the Lender.

2.2	A legal opinion of Virtus Law LLP (Singapore law counsel), legal advisers to the Lender.

2.3	A legal opinion of Seward & Kissel (Marshall Islands law counsel), legal advisers to the Lender.

2.4	A legal opinion of Loyens & Loeff (Netherlands law counsel), legal advisers to the Lender.

3	Other documents and evidence

3.1

Duly executed originals of the Finance Documents and all other documents to be delivered to the Lender under any Finance Document including, without limitation, each notice and acknowledgement thereunder (save for the acknowledgment of the notice of charge provided under the Account Pledge given by the Singaporean Charterer).

3.2	Evidence that the insurance policies required to be maintained pursuant to Clause 21.23 (Insurance) are so maintained in form and substance satisfactory to the Lender.

3.3

Confirmation from the Lender that all fees, costs and expenses (including without limitation pursuant to Clause 13 (Fees) and external legal fees and expenses) then due from the Borrower have been paid.

3.4

A duly executed and certified copy of each Pool Agreement together with any required consent of the parties to the Pool Agreements (other than the Borrower) to the assignment of the rights of the Borrower under the Pool Agreements pursuant to the Fixed and Floating Charge Security Deed.

3.5	Duly executed certified copies of the charter parties in place between the Pool Participants and the Borrower pursuant to each Pool Agreement.

3.6

Such documentation and other evidence as is reasonably requested by the Lender to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

3.7	The written confirmation of the relevant account holder that the Collection Accounts have been opened.

3.8	Evidence that any process agent referred to in Clause 36 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

3.9	Such other documentation as is required by the Lender.

Part 2

Further Conditions Precedent

1	A Borrowing Base Certificate delivered on the most recent Weekly Reporting Date.

2	The latest financial statements of the Borrower referred to in Clause 20.1 (Financial Statements).

Part 3

Conditions subsequent

1	Companies Act registrations

Evidence that the prescribed particulars of the relevant Security Documents received by the Lender pursuant to Part 1 of this Schedule 1 (General Conditions Precedent) have been delivered to Accounting and Corporate Regulatory Authority (ACRA) in Singapore and to Companies House in England in each case within the statutory time limit.

2	Legal opinions

Such of the legal opinions specified in Part 1 of this Schedule 1 (General Conditions Precedent) as have not already been provided to the Lender.

3	Acknowledgement of notice

Acknowledgement of the notice of charge provided pursuant to the Account Pledge given by the Singaporean Charterer.

Schedule 2

Form of Utilisation Request

[On Borrower’s Letterhead]

Macquarie Bank Limited, London Branch

Ropemaker Place

28 Ropemaker Street

London

EC2Y 9HD

Date [•]

Dear Sirs,

We refer to the working capital borrowing base facility agreement dated 5 March 2021 (as supplemented by a first supplemental agreement dated 31 December 2021 and as amended and restated by a first amendment and restatement agreement dated [•] 2022, the “Facility Agreement”) between Blue Fin Tankers Inc. (the “Borrower”) and Macquarie Bank Limited, London Branch (the “Bank”)].

Words and phrases defined in the Facility Agreement shall have the same meaning when used herein.

The Borrower gives notice that it requests a Utilisation of US$ [•] on [•] 202[•] as [a 30 day term loan/a 60 day term loan/part of the Revolving Loan].

The Interest Period which shall apply to the Loan as of the Utilisation Date, is [1/30/60] days.

The representations and warranties set out in the Finance Documents will be true, accurate and not misleading (whether by omission or otherwise) and no Event of Default has occurred which is continuing, or will occur on the Utilisation Date by reason of the Utilisation.

On acceptance of this request, please pay requested fund as per the standard settlement instructions of [•].

Thank you for your assistance.

Yours faithfully

Blue Fin Tankers Inc.

Name:

Title:

Schedule 3

Borrowing Base Certificate

Blue Fin Tankers Inc.

Borrowing Base Certificate
As of [•] (the “Determination Date”)

We refer to the working capital borrowing base facility agreement dated 5 March 2021 (as supplemented by a first supplemental agreement dated 31 December 2021 and as amended and restated by a first amendment and restatement agreement dated [•] 2022, the “Facility Agreement”) between Blue Fin Tankers Inc. (the “Borrower”) and Macquarie Bank Limited, London Branch (the “Bank”).

Words and phrases defined in the Facility Agreement shall have the same meaning when used herein.

This Borrowing Base Certificate (this “Certificate”) is dated as of [•] and is delivered in accordance with clause 6.3 of the Facility Agreement.

As of the Determination Date, the undersigned hereby certifies the following calculations of the Borrowing Base Amount and Availability:

I. Borrowing Base	Gross		Net
	Value		Value
A. Eligible Receivables - Freight		$90%	$
B. Eligible Receivables – Demurrage		$80%	$
C. Freight in Transit		$70%	$
Sub Total Borrowing Base	$		$
Total Borrowing Base			$

II. Availability
A Advances outstanding	$
B Aggregate Facility	$ [•]
Availability (Subject to Borrowing Base and Combined Facility Limit)	$
Dorado Pool Facility	$
SeaLion Pool Facility	$
Seadragon Pool Facility	$
Combined Facility Limit	$
Availability under Combined Facility Limit
Availability Limits
I.A.B.C	Subject to individual debtor limits as specified in the Facility Agreement
I.B	Maximum of $1,000,000 per individual demurrage claim
The undersigned represents and warrants that (1) the foregoing information is true, complete and correct as of the Determination Date, (2) that the calculation of the Borrowing Base reflected herein does not include any amounts that are not permitted to be included in the calculation of the Borrowing Base pursuant to the Facility Agreement and (3) the foregoing information and calculations otherwise comply with all conditions, terms, warranties, representations and covenants set forth in the Facility Agreement.
By:
Name:
Title:

Schedule 4

Form of Pool Agreement

POOL AGREEMENT

MT.................

THIS POOL AGREEMENT (the “Agreement”) is made as of the ... day of 2021 by and among:

1.	…………….(the “Participant”), a corporation incorporated under the laws of…………with its office at…………………………………..and

2.

HEIDMAR INC. (the “Agent”), a corporation incorporated under the laws of Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, and

3.

BLUE FIN TANKERS INC., a corporation incorporated under the laws of Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 (the “Pool Company”).

WHEREAS:

a)

The Pool Company facilitates a tanker vessel pool (“Blue Fin Tankers” or “Pool”) formed of vessels that have been committed to the pool on terms and conditions similar with or identical to this Agreement; and

b)	The Agent is generally appointed to manage the commercial business of the Pool; and

c)	The Participant desires to enter the vessel, M/T (“the Vessel”) into the Pool; and

d)	The Pool Committee has agreed to accept the Vessel into the Pool;

ACCORDINGLY, the parties hereto agree as follows:

I	TERM:

This Agreement shall commence as of the date the Vessel enters the Pool and shall continue unless terminated or the Vessel is removed pursuant to this Agreement, provided that the rights and obligations of the parties under Articles IV(E), VII(C) and XIV shall survive the termination of this Agreement and/or the removal of the Vessel from the Pool.

II	AGENT’S UNDERTAKINGS

A)	In consideration of the agency fee and commission in respect of the Vessel, the Agent undertakes to perform the following duties in relation to the Vessel:

1)	To be responsible for marketing services on behalf of the Pool, including but not limited to negotiating and concluding time charters, voyage charters, and contracts of affreightment.

2)

To be responsible for the commercial operation of the Vessel including supervising and arranging bunkering, appointing sub- agents and negotiating tugboat service contracts, to include period contracts for such services.

3)	To arrange the scheduling of the Vessel according to the terms of the Vessel’s employment.

4)

To carry out all necessary communications with the Vessel, Participant/manager, shippers, charterers, receivers, agents and others involved with the receiving and handling of the Vessel at the loading and discharging ports, including notices required under the terms of the Vessel’s employment.

5)	To approve Letters of Indemnity (“LOIs”) provided that such LOIs are in conformity with the Charter Party.

6)

To collect, on behalf of the Pool Company and in the name of the Pool Company, all freights and accounts receivable arising from operation of the Vessel, to give receipts thereof, to make any and all claims for monies due the Pool Company and to issue releases upon receipt of payment of such claims and in connection with the settlement of such claims. All funds derived from the employment of the Vessel shall be deposited by the payers to the Pool Company’s account in accordance with the Pool Company’s written instructions to Agent and the payers thereof. All funds received by Agent from any other source for the account of the Pool Company shall be immediately deposited to said account of the Pool Company. In the receipt and handling of any funds of the Pool Company, Agent shall have fiduciary responsibilities with respect thereto in accordance with normal vessel agency practices and applicable law. Any discounts or rebates that are, or become, available are to be credited to the Pool Company.

7)

To institute, defend, intervene in, settle, compromise or abandon any legal proceedings by or against the Pool Company or its freight, earnings and disbursements, and for the purposes of this clause the expression “legal proceedings” shall include arbitration, civil, regulatory and criminal proceedings of all kinds.

8)	To furnish the Master of the Vessel appropriate voyage instructions, to monitor voyage performance, speed, and use of weather routing services if deemed necessary by Agent.

9)

To maintain such records, accounts, statements and supporting vouchers, if any, obtained in connection with the services covered by this Agreement and make them available to the Pool Company upon request, including, but not limited to, any of the foregoing which the Pool Company deems necessary or advisable in order to comply with any of the charters in effect with respect to any of the Vessel.

10)

To submit such financial and business reports and other information relating to the provision of Agent’s services under this Agreement as the Pool Committee may reasonably require and in such form as may be agreed.

11)	To procure bunkers from bunker brokers or directly from suppliers.

12)	To decide on all matters that does not require a decision of the Pool Committee.

13)	To cause full and accurate accounts of the transactions of the Pool Company to be kept in accordance with good accounting practices.

14)	To make decisions on the chartering of the Vessel on a voyage basis and on a time-charter basis for periods up to and including 180 days.

15)	To make decisions to charter 3rd party vessels on a voyage basis and on a time charter basis into the Pool for a period of up to and including 90 days.

16)	To make decisions to fix contracts of affreightments on behalf of the Pool up to and including 12 months or up to and including 18 cargoes per 12 months.

17)	The Agent is prohibited from borrowing from any of its affiliates to meet any short fall in working capital.

B)	In the performance of its duties, Agent shall:

1)

Only be required to spend the amount of time and attention on the Vessel that an agent would reasonably be expected to spend in the proper discharge of its duties hereunder and shall not be restricted from carrying on or being concerned or interested in other enterprises (either for its own account or on behalf of other parties for whom it may be acting as agent) as long as such other enterprises are not in conflict with the business of the Pool.

2)

Be under no liability whatsoever for any costs, expenses, losses, claims or damages of whatsoever nature (including loss of profit due to detention or delay to any of the Vessel) arising in the course of the performance of its duties resulting from any act of personnel, representatives, independent contractors or other persons employed by it, unless the same shall be proved to have resulted from the actual personal willful misconduct of an officer or director of Agent, and the Pool Company and Participant hereby undertake to indemnify and hold Agent harmless from any and all actions, claims, demands and liabilities to or from third parties (including subcontractors, servants and sub-agents in respect of any claim made by or on behalf of them) brought against Agent in the course of its performance of its duties under this Agreement.

3)	Only be obliged to pay all sums payable in respect of the Vessel to the extent that Agent holds funds of the Pool Company for such purpose.

III.	PARTICIPANT’S UNDERTAKINGS

A.	Participant’s commitment of vessels

1)

After the initial period stated in para B.3) below, all charters applicable to Vessel for duration of up to and including 2 years exclusive of any +/- tolerances will be the sole responsibility of the Pool Company and will not be worked by Participant. The fixing of such charters to be in accordance with the terms of this Agreement. The Pool Company shall not work any charter, which would exceed a two-year period.

Should the Pool Company decide not to work any charter requiring a period of up to and including 2 years’ duration, then such charter may be worked independently by Participant provided that such charter exceeds a period of 14 months exclusive of any options and/or tolerances. All charters with a period of 14 months or less cannot be worked by Participant even should the Pool Company choose not to work the charter.

2)

Any charter exceeding 2 years, exclusive of any +/- tolerances, may be worked individually by Participant. Should such charter be fixed, Participant will have the option of removing the Vessel as per the terms of this Agreement, or maintaining it in the Pool subject to agreement of the Pool Committee. If the Vessel is removed from the Pool, Participant will lose all rights and privileges with regard to the Vessel. Provided Participant maintains other vessels in the Pool, the Vessel may reenter the Pool at the termination of the charter, assuming it is still an eligible Vessel as per the Pool criteria.

3)	Should Participant negotiate any charter unilaterally for the Vessel for a period less than 2 years, exclusive of any +/- tolerances, all of the Participant’s Vessels will be removed from the Pool.

4)

As defined under paragraphs 1) and 2) above, should Participant choose to work period business independently as permitted by this Agreement, it is free to request the services of Agent to act on its behalf for such business. Agent must then advise the Pool Committee of such request. Should any other Participant respond that it is felt that this would be a conflict of interest Agent will not involve itself in this business. Barring any negative response from any other Participant within 7 days, Agent is free to represent Participant should Agent so desire.

B.	Participant undertakes to perform the following duties:

1)

To indemnify and hold Agent and/or its appointed agent harmless from all consequences or liabilities in signing Bills of Lading, issuing LOIs in lieu of Bills of Lading or change of destinations from Bills of Lading or other documents not consistent with the pertinent Charter Party, or from any irregularity in papers supplied to Agent and/or its appointed agent, or from complying with orders given to it.

2)	To ensure that the Vessel shall be insured in accordance with normal shipping practice with first class underwriters. Such insurance shall include P&I, hull and machinery and war risk insurance.

3)

To time charter the Vessel to the Pool Company for a period of 12 months (initial period) after which the Charter Party becomes evergreen. After the initial period however, the Vessel may be redelivered by either Participant or the Pool Company within the redelivery area(s) and after giving 90 days written notice. Such notice period is not to be given prior to the end of the initial period. Once a redelivery notice has been given by either party, the other party may choose to redeliver the Vessel or request the redelivery of the Vessel, as the case may be, at any time after receipt of the redelivery notice, as long as the Vessel is free of any commitment and after serving a minimum of 7 days notice, which is to include the name of the redelivery area.

4)

To immediately notify Agent in writing of Participant’s decision to sell a Vessel. The Vessel may not be removed from the Pool by Participant for 30 days from the issuance of such notice. Upon receipt of such notice from Participant, the Pool will not contract to employ the Vessel for periods in excess of 30 days without the prior agreement of Participant. Subsequent to the 30 day required notice period, the Vessel will be removed from the Pool at the first discharge port in accordance with the terms of the Charter Party. If the Vessel completes discharging in an unallowable redelivery area, however, Participant has the option to take redelivery of the Vessel in such area or to allow the Pool to continue to charter the Vessel until it completes discharge in a redelivery area permitted by the Charter Party.

5)	To pay the agency fees required upon the termination of a Vessel from the Pool in accordance with Article VII C of this Agreement.

6)	To enter into a “SHELLTIME 4” charter party as adopted (the “Charter Party”) with the Pool Company. The executed Charter Party is an integral part of this Agreement.

7)	To engage a professional consultant for the establishment of an “Incident Response Program”. The Pool Company and Agent are to be included in and beneficiaries of the program.

8)

To contribute working capital for the vessel as determined by the Pool Committee from time to time (USD $1 million as of Jan 1st 2021) . The working capital contribution shall be deducted from the first charter hire payment(s).

IV	POOL COMPANY’S UNDERTAKINGS

The Pool Company undertakes to perform the following duties:

A)

To indemnify and hold Agent and/or its appointed agent harmless from all consequences or liabilities in signing Bills of Lading, issuing LOIs in lieu of Bills of Lading or change of destinations from Bills of Lading or other documents not consistent with the pertinent Charter Party, or from any irregularity in papers supplied to Agent and/or its appointed agent, or from complying with orders given to it.

B)

To pay for and/or reimburse Agent for all costs, disbursements, and expenses whatsoever incurred by Agent in the performance of its duties. Such disbursements and expenses shall include, but shall not be limited to, the fees and expenses of independent consultants, professional advisors and representatives, supercargo, port captains, surveyors, superintendents or other specialists, whom Agent considers desirable to employ from time to time in connection with the operation of the Vessel. Such expenses are to be considered voyage expenses and prorated between all vessels in the Pool, if appropriate. If Agent’s operational personnel and/or port captains are sent to attend the Vessel from Agent’s office, only travel and out of pocket expenses are to be reimbursed by the Pool and charged to the applicable voyage(s).

C)	To enter into the Charter Party with the Participant. The executed Charter Party is an integral part of this Agreement

D)	To provide time charterers’ protection and indemnity (“P&I”) (from a major P& I Club), freight demurrage and defense (“FDD”), bunker insurance and loss of freight insurance.

E)	To engage a professional consultant for the establishment of an “Incident Response Program” to mitigate any commercial exposure to the Pool as a result of an incident involving the Vessel.

F)

To withhold USD 250,000 of charter hire when the Vessel is withdrawn from the Pool by Participant. Such amount will be held until the new Vessel ratings, if any, for the semi-annual period in which the Vessel is withdrawn from the Pool, are approved by the Pool Committee. The Pool will remit any balance of charter hire due to the Participant within 30 days of the Pool Committee’s approval of the new Vessel ratings or the Pool Committee’s decision not to change the Vessel’s rating. Notwithstanding the provision of the previous sentence, in no event, will the final payment of charter hire be made later than the six month anniversary of the end of the semi-annual period in which the Vessel was withdrawn. The Pool will not withhold charter hire on the Vessel if Participant, either directly or indirectly through affiliated companies, provides the Pool Company (in a form satisfactory to Agent) with the written right of off-set (in the event of the overpayment of charter hire to the Vessel) of charter hire from other vessel(s) entered by Participant in the Pool.

G)

Notwithstanding the provisions of Shelltime 4, Clause 4, Agent may request Principal to allow the Vessel to call at Israeli Port(s). Should Principal give their consent, and the Vessel actually calls Israel, a bonus payment of USD 45,000 will be made in addition to the next hire payment following the completion of that voyage. Any fine(s) imposed on the Vessel or Principal while the Vessel is in the Pool as a consequence of calling at Israeli ports) shall be for Pool’s account.

V	AGENCY FEE:

A)

For so long as this Agreement is in effect, the Pool Company shall pay Agent an agency fee (“Agency Fee”) USD 387 per day for the Vessel as in force at the time of entry into the Pool and as modified from time to time in accordance with paragraph C) hereof.

B)

The Agency Fee shall be paid monthly in advance on the first day of each month and includes all services rendered by Agent and its servants but does not include out-of-pocket expenses payable under Article IV A) of this Agreement.

C)

The obligation to pay the Agency Fee commences on the first day of the first voyage of the Vessel and is payable until termination of this Agreement (subject to Clause VII, paragraph c). On the first day of every year the Agency Fee will be adjusted for infl`ation with the rate of increase to be at minimum equal to U.S. CPI (Consumer Price Index) for the preceding 12 months plus 3% and with a maximum annual increase of 8%. Any adjustment of the Agency Fee shall be approved by the Pool Committee.

VI	COMMISSION:

Agent shall receive a commission fee from the Pool Company equal to one and one quarter per cent (1.25%) calculated on the gross freight, demurrage, dead freight, miscellaneous revenues and charter hire obtained for the employment of the Vessel or on contracts or charter parties entered into by the Pool Company during the term of this Agreement in accordance with Article IIA)15), payable to Agent on the dates when such freight, demurrage or charter hire, as the case may be, is due to be paid. Any change in amount of commission to be agreed by the Pool Committee.

VII	TERMINATION:

A)

This Agreement will terminate if any party dissolves or liquidates or if an order be made or effective resolution be passed winding up either party or if a receiver shall be appointed for the property of any party or if any party shall cease to carry on its business or commences a proceeding in bankruptcy or similar proceeding (or a proceeding in bankruptcy or similar proceeding is commenced against a party which proceeding remains undismissed and unstayed after thirty (30) days) or if a party makes any special arrangements or composition with its creditors.

B)	The Pool shall not be terminated until all contractual obligations, entered into by the Pool Company, have been fulfilled.

C)

Upon termination or removal of the Vessel from the Pool, the Agency Fee will be continued at the rate in effect for 30 days from the day that the Vessel leaves the Pool. Thereafter, the agency fee will be reduced by 50% (fifty per cent) and continue for 90 days (all of the foregoing to be referred to as “Termination Fees”). This is to cover operational and accounting costs of finalizing the Vessel’s disbursements, demurrage, etc. Such Termination Fees to be paid by Participant.

VIII	ASSIGNMENT:

Agent, subject to obtaining written consent, which shall not be unreasonably withheld, of the Pool Company and Participant, may assign this Agreement to any of its affiliates. In the event of such a transaction, however, Agent shall always remain responsible for the fulfillment of this Agreement in all its terms and conditions.

IX	HIRE:

The Vessel will earn charter hire in accordance with the Pool Point Formula explained in Article XI of this Agreement. Hire is preliminarily scheduled to be paid 30 days in arrears and bunkers on board at the time of delivery to be paid for with first hire payment. Preliminary charter hire will be based on the Pool’s then current earnings and is not a guaranteed minimum rate obligation of the Pool Company. Hire is inclusive of overtime, communication, and victualling. The preliminary charter hire may be adjusted either up or down as necessary by the Pool Committee depending on the prevailing market condition of the Pool. The Pool Company will strive to maintain the 30-day payment of hire schedule, only adjusting the hire as dictated by the cash flow of the Pool Company.

It is understood that the Pool has time chartered the participating vessels with the overall intention of maximizing the earnings of each vessel. Each vessel’s earnings will be adjusted quarterly according to their actual operating days in the Pool with surplus funds, if any, distributed based on each vessel’s rating as defined in the Pool Formula in Article XII hereof. Surplus funds (defined as cash in excess of the minimum working capital deemed necessary by the Pool Committee) shall be distributed quarterly in arrears.

X	ACCOUNTING:

Participant will receive a complete and detailed report monthly outlining what the Pool has earned since the last report, a cumulative quarter-to-date report, a Pool cash balance statement and actual voyage results specific to Participant’s Vessel(s) indicating voyage results and Pool contributions.

Deloitte Touche or other major international accounting firm, on an annual basis, will audit the Pool Company’s books, including distributions. Audited reports will be distributed to all Participants. All Pool records are available for review by each Participant at the offices of Agent.

XI	TECHNICAL RATING

The Vessel will receive a technical rating based on the cumulative sum of the characteristics set out in Annex 1 hereto. The Pool Committee may, with majority vote, adjust or amend the criteria and/or technical rating points for determining a vessel’s technical rating.

Compensation for scrubber and non-scrubber vessels respectively shall be calculated in accordance with the Scrubber Formula set out in Annex 2 hereto. The Pool Committee may, with majority vote amend the Scrubber Formula when necessary.

XII	POOL POINT FORMULA:

A.	The allocation of pool earnings is determined in accordance with the following formula:

1)	The sum of the technical pool ratings of each vessel is divided by the then current number of vessels in the Pool, producing the “Average pool rating”.

2)	Each individual vessel’s pool rating is then divided by the “Average pool rating”, producing “Vessel pool points”.

3)	Each vessel’s actual operating days in the Pool is divided by the total actual operating days of all vessels in the Pool, producing “Vessel percent of total pool days”.

4)	“Vessel rating” for each Vessel is multiplied by the “Vessel percent of total pool days” for each vessel, producing “Vessel rating adjusted for days in pool”.

5)	Each individual “Vessel’s rating adjusted for days in pool” is divided by the total “Vessel rating adjusted for days in pool” producing “Pool points adjusted for days in pool.”

6)

The total earnings/losses of all Pool vessels, including vessels chartered in by the Pool, and net of Pool general and administrative expenses, is multiplied by the “pool points adjusted for days in pool”, producing “weighted pool distributions by vessel”.

The Pool formula can be adjusted by the Pool Committee from time to time as dictated by the market, changes in trading pattern, vessels, etc. Participant to be advised prior to any changes to the formula.

Should a vessel obtain time charter business for a minimum of 90 days solely due to specific characteristics unique to that vessel, then the Pool Committee may increase the vessel’s technical rating or charter hire for the duration of that business to reflect the associated contribution of that vessel’s earnings to the Pool.

B.

In order to enter the Pool, a Vessel must have a minimum of four approvals with at least two of these approvals being from Chevron, Exxon, BP, Shell or Total. Additional acceptable approvals are Sun, ConocoPhillips, Repsol, and ENI. Each approval will count equally as one.

All Participants are to make best endeavors to obtain and maintain as many approvals as possible on their Vessels.

Participants to make necessary arrangements for inspections such that the latest Sire report is never older than six (6) months on best endeavor basis after four (4) months. If the last Sire report exceeds six (6) months, then the Vessel’s Pool Points shall be reduced by 2.5 points on the six month anniversary date of the last Sire inspection. This reduction in Pool Points to remain in place until the Vessel has been inspected by one of the oil companies listed above and the Sire report has been entered into the Sire system, with all outstanding questions or comments replied to and accepted by the inspecting oil company.

A Vessel should maintain a minimum of four approvals. However, should a Vessel fall below the required approvals, the Vessel will remain in the Pool, however, 1.5 points will be deducted from the Vessel’s then current pool rating for the first missing approval commencing the day when it was discovered that the Vessel had lost the approval. Each additional approval lost will result in a 3.0 point deduction.

Each Point reduction will remain in effect until an approval is obtained as per the above. The maximum total Point deduction is 7.5 points.

If Participant can demonstrate to the Agent that it was not possible for any approval to be obtained at any previous port or by a time which would have kept Vessel within the minimum required number of approvals and provided the Agent agrees, then Participant will have a maximum of 45 days to obtain the required number of approvals. During this period, there will be no reduction in Pool Points.

Upon the loss of the required number of approvals, the Agent will inform Principal of such loss. Should Principal disagree with the Agent’s actions, Principal has the right to request that the Agent ask the Pool Committee for a decision regarding whether the Vessel’s pool rating should be reduced. The Principal of the Vessel in question will abstain from voting.

A Vessel will be considered to be approved the earlier of;

i) the date when written approval is received or;

ii) the date a Vessel is fixed to a major oil company (even though the oil company may not have officially inspected the Vessel or responded to the Participant after the inspection), or the date a Vessel is cleared for nomination to a major oil company by a third party and will be valid until the expiration date of the approval, or the date on which the Vessel is rejected by the major oil company for a proposed cargo or for a clearance nomination by a third party.

If a vessel is rejected by a major oil company for a proposed cargo or for a clearance nomination (e.g. due to Crew Matrix, Owners experience factor, unsatisfactory Sire report, or due to another specific requirement which is integral part of the oil company acceptance criteria) such vessel shall not be considered approved by the major oil company until the date a vessel complies with subparagraph (ii) above.

For the purpose of Pool Points, if a vessel receives a written approval from the major oil company but doesn’t clear subsequent nomination such approval shall be revoked retroactively until the date a vessel complies with subparagraph (ii) above.

If a Vessel is unable to re-obtain the required number of approvals within 45 days of having lost the fourth approval, the Agent may either provide Principal with an additional 30 days to re-obtain the required approvals or recommend to the Pool Committee to have the Vessel removed from the Pool. The Principal of the Vessel will not participate in a vote to remove the Vessel.

The requirement for having minimum four approvals for entry into the Pool is waived in the case of newbuildings. If agreed by the Pool Committee, such vessels can be delivered into the Pool outside the specified Pool delivery range. For purposes of this agreement, a newbuilding is considered to be a vessel delivered from the yard within the previous 12 months. Such vessel will enter a grace period of 90 days within which the minimum of 4 approvals must be obtained. If the approvals are not obtained during this grace period, then Agent shall retroactively reduce the ships rating based on the number of approvals missing commencing from the date the vessel joined the Pool. Agent shall also have the authority to remove the ship from the Pool.

C.

For any vessel fixed by the agent on time charter, the Participant to have the option to i) maintain that vessel’s earnings according to its rating with no floor or ceiling or; ii) to wrap the vessel’s earnings with a floor and ceiling. Such option must be exercised at the time of the fixture and cannot be changed for the duration of the charter. If option (ii) is exercised then the earnings will be paid according to the following criteria and formula:

1)	This applies for any time charter that would require both specific member and Pool Committee approval, i.e. greater than 6 months in duration.

2)	The vessel on time charter will stay in the Pool and be awarded what would be normally awarded to it basis the Pool Points formula and the Pool’s Average Earnings.

3)	The vessel cannot be sold during the time charter period without Pool Committee approval.

4)

The daily hire due to the vessel from the Pool shall be always maintained inside a range of plus or minus 10% from its “Net Time Charter Rate”, for any given Pool Quarter. “Net Time Charter Rate” is considered to be the rate equal to the Gross Time Charter Rate, less commissions, less any/all direct costs associated with operating under the time charter, with such direct costs related to hire to be a pool expense.

Example: Assume that a vessel gets fixed at $20,000, with 3.75% commissions and also assume that the total direct costs associated amount to $250 per day. Then, the Net Time Charter Rate = $19,000 (20,000 - 3.75% = $19,250 - $250 = $19,000). Under this hypothetical example, the vessel will receive hire as derived from its Pool Points, just as if vessel was not on T/C, but this “Hire due” shall always be no less than $17,100 per day and no more than $20,900 per day for any given Pool Quarter.

No vessel which cannot trade USA, either for regulatory reasons or corporate policy, will be allowed to enter, or remain in, the Pool, unless it is recommended by the Agent, after obtaining the Participant’s approval, that such vessel should enter or remain in the Pool and such recommendation is then approved by a majority vote of the Pool Committee. Any such vessel that may be permitted entry to, or remain in, the Pool will be subject to annual periodic reviews of her contributions vs. distributions to ensure her rating is commensurate with her overall contributions. The vessel’s rating may be adjusted by the Pool Committee, either up or down, as warranted, by majority vote. The vessel in question will not be counted as part of the deciding votes for purposes of determining if the vessel should remain in the Pool.

XIII	COMMITTEES AND AUTHORITIES:

The Pool Committee: The Pool Committee consists of each Participant who has entered one or more vessel(s) into the Pool. The Pool Committee will meet at a minimum of twice a year to review Pool performance and strategy. Each Participant on the Pool Committee will have one vote per vessel entered in the Pool. Agent, in its capacity as agent, will be a member of the Pool Committee with one vote.

The Pool Committee is empowered to:

1.	Approve any new participant in the Pool by unanimous vote.

2.	Review Technical Committee’s report and vote on any appropriate changes recommended by the Technical Committee. Majority vote is required on recommended changes.

3.	Review financial accounts and budgets.

4.	Approve any contracts of affreightment in excess of 12 months or in excess of 18 cargoes per twelve months by majority vote.

5.	Approve chartering of vessels into the Pool, exceeding 90 days in duration, by majority vote.

6.	Approve chartering of Vessels out of the Pool, exceeding 180 days in duration, by majority vote. Such vote must include the approval of the Participant of the Vessel to be chartered out.

7.	Approve changes to Pool formula by majority vote.

8.	Approve changes to preliminary hire payments or changes to hire payments in arrears by majority vote.

9.	Review and approve any increases relating to Agent’s remuneration by majority vote.

10.	Approve the time charter of Vessels into the Pool for periods of less than 12 months, by majority vote.

11.

Approve the removal of a Vessel from the Pool for continued vessel malfunctions or other reasons, which make the vessel unacceptable to charterers and/or terminals or which are deemed to be detrimental to the overall image of the Pool, by majority vote. Once the removal of Vessel has been confirmed by the Pool Committee, unless otherwise agreed by the Pool Committee, the Vessel will exit the Pool not later than 10 days from the date the Agent recommended its removal, regardless of Vessel location. If Vessel is on a voyage, exit will be the later of the 10 day notice or when the voyage completes.

12.	Approve an increase in a Vessel’s charter hire for time charter business, which was secured based on characteristics that were unique to that Vessel, by majority vote.

13.	Approve the delivery of a Vessel into the Pool outside the defined delivery range by majority vote.

Each Pool Committee member must be reachable by phone, e-mail or fax for decisions at all times or leave authority with another member of the Pool Committee. Should a Pool Committee member not respond within a 24-hour period, then by default, his vote(s) is to be considered as a confirmation of the recommendation made by Agent to the Pool Committee.

The Technical Committee: The Technical Committee consists of one member per Participant. Each Participant is allotted one vote for each vessel in the Pool. Technical Committee meetings will be held at a minimum of two (2) times a year.

The Technical Committee is empowered to:

1)	Review each entered vessel’s technical performance on a quarterly basis.

2)

Recommend by majority vote any changes in the Technical Rating Points to the Pool Committee and provide a written report to the Pool Committee at least 5 working days prior to each Pool Committee meeting.

XIV	CONFIDENTIALITY:

This Agreement including all terms, details, conditions, and period is to be kept private and confidential and beyond the reach of any third party, with the exception of the lending banks of the Participant or the Participant’s agents. The terms and conditions of this Agreement are for the sole use of the parties to this Agreement and are not to be copied or used for any other purpose without the express written consent of the Pool.

XV	TOTAL LOSS:

In the event of a total loss or constructive total loss of the Vessel, her participation in the Pool shall be deemed to be terminated at noon on the day of her loss or, should the Vessel be missing, at noon on the day on which she was last heard of.

XVI	ASSIGNMENT OF EARNINGS:

The earnings of the Pool may not be assigned by Participant or Agent. Participant may only assign the charter hire earnings distributed by the Pool pertaining to the Vessel. Participant agrees to subordinate any claims Participant has or may have against the Pool to any and all claims of the Pool’s creditors that the Pool determines are valid and undisputed. Participant also agrees to waive (a) any contractual lien over the charter hire earnings distributed by the Pool Company pertaining to the Vessel in favor of such creditor and (b) any right to intercept bill of lading freight arising in connection with any voyage performed or to be performed by the Vessel.

XVII	HEADINGS AND MODIFICATIONS:

The headings of Clauses are for convenience of reference only and shall not affect the interpretation of this contract. No wavier or discharge of any term of this Agreement shall be valid unless in writing and signed by the party to be charged therewith.

XVIII	ARBITRATION:

If any dispute should arise in connection with the interpretation and fulfillment of this Agreement, such dispute shall be decided by English law and shall be referred to a single Arbitrator in London, who will be appointed by the parties hereto. If the parties cannot agree upon the appointment of a single Arbitrator, the dispute shall be settled by three Arbitrators, each party appointing one Arbitrator, and if the dispute is between two parties hereto, the third Arbitrator shall be appointed by the Arbitrators named by each party. If either of the appointed Arbitrators refuses or is incapable of acting, the party appointing him shall appoint a new Arbitrator in his place. Any determination rendered by the Arbitrator(s) shall be final and binding upon the parties and may, if necessary, be enforced by a court of any other competent authority in the same manner as a judgment in a court of law. In any arbitration, the Arbitrators shall use the general maritime law of England to interpret any questions of law.

For any disputes being settled by arbitration, which may require the vote of the Pool committee, the Participant initiating the arbitration or the Participant being brought to arbitration will abstain from such voting.

XIX	NOTICES:

Notices or other communications under or with respect to this Agreement shall be in writing and shall be delivered personally or shall be sent by mail, telefax, or E-mail to the parties at their respective addresses set forth below or to such other address as to which notice is given:

To Participant:

………………….

………………….

………………….

To Blue Fin Tankers Inc:

c/o Heidmar Inc.as agents

Tel No. (216) 662-2600

Fax No. (216) 662-2784

E-mail: Bulletin@Heidmar.com & Legal@heidmar.com

To Agent:

Heidmar Inc.

Tel No. (216) 662-2600

Fax No. (216) 662-2784

E-mail: Bulletin@Heidmar.com & Legal@heidmar.com

Notice shall be deemed given upon sending except for notice by mail which shall be deemed given upon receipt.

XX	BENEFICIARY:

The Principal confirms that it is the beneficial owner (generally the entity that derives and is entitled to the income) of the charter hire and other payments made to it pursuant to the Pool Agreement and Time Charter between the Principal and the Pool relating to the Vessel, and (i) is not acting as a nominee, trustee or agent for another individual or entity (ii) is a corporation or other legal entity where all of its members have limited liability and (iii) has not filed for treatment as a pass-through entity with the U.S. Internal Revenue Service. The Principal agrees that upon any change in its circumstances as described in this paragraph, it will notify the Agent immediately.

XXI	ICE TRADING PREMIUM: n/a

Ice Trading Premium (ITP) – When a Pool Vessel is fixed for a voyage where Ice Class Notation is required, any ITP earned for such voyage shall be calculated as follows:

1)	ITP shall be the difference in ‘Sailed in’ earnings based on TCE over and above the estimated earnings obtained by non-ice class tonnage on a compatible voyage.

2)

In so doing, the Agent shall run an estimate for a hypothetical voyage for a compatible vessel without any ice class applying the same parameters as the ice class voyage (i.e. same bunker costs, speed, consumption etc) based on appropriate ports traded by such non-ice classed vessels.

3)

In selecting the data for the compatible voyage, the Agent shall use due diligence to make the comparison as close as possible. However, the Agent shall have full discretion in its selection of data, and its decision in this regard shall be final and binding.

4)	The resulting difference in TCE earnings between the actual ice-class voyage fixed and the estimated non-ice-class voyage establishes the preliminary ITP.

5)

Upon completion of the actual fixed voyage, having adjusted for port delays, sea delays, changes in speed/consumption, actual demurrage etc., the non- ice class voyage estimate shall be similarly adjusted (i.e. same speed/consumption, port delays, canal delays, demurrage etc. as experienced on the actual fixed voyage). The resulting difference in TCE establishes the final ITP.

6)	The ITP shall be distributed as follows:

a)	45% to the Principal of the Vessel performing the voyage;

b)	45% to all Pool Vessels with the Ice Class Notation (or higher) for the voyage in question;

c)	10% for distribution between all Pool vessels.

On behalf of,

Participant

By:

BLUE FIN TANKERS INC

By:

Heidmar Inc.

By:

Schedule 5

Form of Compliance Certificate

To:	Macquarie Bank Limited, London Branch

From:	Blue Fin Tankers Inc.

Dated:

Dear Sirs

We refer to the working capital borrowing base facility agreement dated 5 March 2021 (as supplemented by a first supplemental agreement dated 31 December 2021 and as amended and restated by a first amendment and restatement agreement dated [•] 2022, the “Facility Agreement”) between Blue Fin Tankers Inc. (the “Borrower”) and Macquarie Bank Limited, London Branch (the “Bank”).

Words and phrases defined in the Facility Agreement shall have the same meaning when used herein.

We refer to clause 20.1.2 of the Facility Agreement. This is a Compliance Certificate. We confirm that:

1

pursuant to clause 21.20, in respect of the period ending [•] (being the most recent quarterly management accounts) the aggregate paid-in capital contribution and retained distributions of the Pool Participants in the Pool, is no less than US$1,000,000 per Vessel;

2	the number of Eligible Vessels in the Pool is [•] which is not less than the Minimum Number of Eligible Vessels; and

3	the representations made by the Borrower under clause 19 (Representations and warranties) of the Facility Agreement are true.

Yours faithfully

Blue Fin Tankers Inc.

Name:

Schedule 6

Approved Counterparty Group List

The following companies (and their Subsidiaries and Affiliates) are Approved Counterparty Groups:

Approved Counterparty Groups	Maximum Aggregate Expose Limit in Respect of the relevant Approved Counterparty Group and their Subsidiaries and Affiliates (US$)
Vitol Inc	US$ 4,000,000
Mansel Ltd
Mansel Oil Ltd
Vitol Asia Pte Ltd
Vitol Energy SA
Vitol Inc (Houston)
Vitol SA
Vitol SA Geneva
Vitol SA Geneva i/o Vitol Inc

BP Plc	US$ 4,000,000
BP Australia Pty Ltd
BP Oil - Singapore
BP Oil Company
BP Oil International Limited
BP Oil NZ Ltd
BP Oil Supply Company
BP Oil Supply (a division of BP Products North America Inc)
BP Products North America
BP Products North America Inc
BP Shipping
BP Shipping (USA)
BP Shipping Limited as Agents for BP Oil International Ltd (Trade)

BP Shipping Limited on Behalf of BP Oil International Limited
BP Shipping Ltd as Agents for BP Oil International

BP Shipping Ltd as Agents for BP Oil International Ltd

BP Shipping Ltd as agents for BP Oil Supply

BP Shipping Ltd for and on behalf of BP Oil International Limited (NEREFCO)

BP Shipping Ltd

BP Shipping Ltd as agents for BP Oil International Ltd

BP Shipping on Behalf of BP Oil International Ltd

BP Shipping Products North America

BP Singapore PTE Ltd

BP West Coast Products LLC

Royal Dutch Shell Plc

Shell International Eastern Trading Co

Shell International Trading & Shipping Co Ltd

Shell International Trading and Shipping Company Limited

Shell International Trading And Shipping Ltd for and on behalf of Shell Trading International Ltd

Shell International Trading Middle East

Shell Trading And Shipping Co, Ltd

Shell Trading Canada

Shell Trading Rotterdam

Shell Trading Us Company

Shell Western Supply and Trading

Shell Western Supply and Trading Ltd

Shell Western Trading Company Ltd

Showa Shell Sempaku KK

Stasco on behalf of Danske Shell

US$ 4,000,000

Exxonmobil Coral Marine Limited Esso Coordination Center on behalf of STB Esso Petrolera Argentina SRL Exxonmobil Standard Tankers Bahamas Ltd Standard Tankers Bahamas Ltd - UK branch	US$ 4,000,000

Standard Tankers LLC

Valero Energy Corp

Ultramar Ltd “a wholly owned subsidiary of Valero Energy Corp”

Valero Energy Corporation

Valero Energy Ltd

Valero Marketing & Supply Company

Valero Refining & Marketing Company

Valero Refining Company - Aruba NV

US$ 4,000,000

Trafigura Beheer

Trafigura (US)

Trafigura AG or Trafigura Beheer BV

Trafigura AG or Trafigura Beheer BV

Trafigura AG Branch office Stamford

Trafigura AG c/o Trafigura Ltd

Trafigura AG or Beheer BV

Trafigura Beheer BV

Trafigura Beheer BV Amsterdam (Lucerne office branch)

Trafigura Beheer BV c/o Trafigura Maritime Ventures Limited

Trafigura Beheer BV, Amsterdam

Trafigura Beheer BV Amsterdam branch office Lucerne c/o Trafigura Maritime Ventures Limited, Greek Branch

Trafigura Ltd

Trafigura Maritime Logistics Pte Ltd

Trafigura Maritime Ventures Limited

Trafigura Pte c/o Trafigura Maritime Ventures Limited

Trafigura Pte Ltd

US$ 4,000,000

Chevron Corp Chevron Asia Pacific Shipping Pte Ltd Chevron Marine Limited Chevron Marine Ltd (CML) Chevron Shipping Co LLC Chevron Tankers Ltd	US$ 4,000,000

Chevron Texaco Chevron Texaco Marine Ltd

Conoco

Conocophillips International Inc

Conocophillips Company

Conocophillips Inc

Conocophillips International Inc

Conocophillips International Trading Pte Ltd

Conocophillips Limited

Conocophillips Shipping LLC

US$ 4,000,000

Philips 66 Phillips 66 Company	US$ 4,000,000

Total SA Atlantic Trading and Marketing, Inc ATMIi as agents for and on behalf of Total RM USA CSSA Chartering And Shipping Services SA Total Oil Trading SA Total Transit Corp Of Panama	US$ 4,000,000

Mercuria Energy Mercuria Energy Trading Pte Ltd Mercuria Energy Trading SA Mercuria NV Mercuria Trading NV	US$ 4,000,000

PMI Trading (Petroleous Mexicanos) PMI Comercio Internacional, SA de CV PMI Trading Limited PMI Trading	US$ 4,000,000

ST Shipping (Glencore Intl) Glencore Ltd ST Shipping And Transport Inc ST Shipping And Transport Pte Ltd ST Shipping C/O Glencore Energy UK Ltd	US$ 4,000,000

Equinor ASA (formerly Statoil ASA) Equinor	US$ 4,000,000

Statoil Marketing & Trading (US) Inc. Statoil North America Statoilhydro ASA Statoilhydro ASA for and on behalf of Statoil Marketing and Trading (US) Inc

Petrochina Co Ltd (China National)

China Oil Singapore

Chinaoil(Hong Kong) Co. Ltd

Chinaoil(Hong Kong) Corporation Ltd

Glasford Shipping Ltd

Glasford Shipping Ltd BVI

Glasford Shipping Ltd or its nominee

Chinaoil (Hong Kong) Corporation Ltd

Glasford Shipping Ltd or its nominee

Petrochina International (America) Inc.

Petrochina International (Hong Kong) Corporation Limited

Petrochina International (Singapore) Pte Ltd

Petrochina International Americas Inc.

US$ 4,000,000

UNIPEC (Sinopec Corp) UNIPEC Singapore Pte Ltd. UNIPEC America, Inc UNIPEC Asia Company Limited	US$ 4,000,000

Repsol SA

Refineria la Pampilla SAA

Repsol

Repsol Petroleo SA of Madrid

Repsol YPF Trading + Transporte SA RYTTSA

Repsol YPF Trading y Transporte SA

Repsol-YPF Trading Y Transporte SA of Madrid

PYTTSA on behalf of Repsol Petroleo

US$ 4,000,000

Lyondellbasell Industries Houston Refining LP	US$ 4,000,000

SOCAR	US$ 4,000,000

Reliance Industries Limited Reliance Industries Ltd	US$ 4,000,000

KOCH Resources KOCH Industries Inc KOCH Shipping Inc KOCH Supply & Trading Co. KOCH Supply & Trading Co. (Houston)	US$ 4,000,000

Marathon Petroleum Marathon International Petroleum Supply GB Limited Marathon Oil Company Marathon Petroleum Supply LLC	US$ 4,000,000

Irving Oil Irving Oil Commercial GP Irving Oil Limited	US$ 4,000,000

ENI T&S (ENI SPA) ENI Trading and Shipping S.P.A	US$ 4,000,000

ENAP Refinerias SA (Empresa Nacional del Petroleo) ENAP Refinerias S.A	US$ 4,000,000

Ecopetrol SA Ecopetrol Ecopetrol S.A. and/or Refineria de Cartagena S.A. Ecopetrol, S.A. HOCOL, S.A.	US$ 4,000,000

Resource Marine Pte Ltd (Macquarie Group) Resource Marine Pte Ltd	US$ 4,000,000

Itochu Corporation	US$ 4,000,000

SK Energy SK Energy Co. Ltd SK Energy International Pte Ltd SK Shipping (Singapore) Pte Ltd SK Shipping Co. Ltd	US$ 4,000,000

Indian Oil Company	US$ 4,000,000

Petrobras	US$ 3,000,000

Petrobras - Petroleo Brasil SA

Petrobras (Petroleobrasileiro SA)

Petrobras America Inc

Petrobras Argentina

Petrobras Finance Co, PIFCO

Petrobras Global Trading BV - PGT BV

Petrobras International Braspetro - BV (PIB-BV)

Petrobras International Financial Company (PIFCO)

Petrobras Singapore Private Limited

Sahara Energy Resources (Sahara Group) Sahara Energy Resources Ltd Isle Of Man Sahara Energy Resources Ltd	US$ 3,000,000

URSA

Taurus Petroleum

URSA Shipping Limited, Hong Kong

URSA Shipping Limited, Hong Kong, Always Guaranteed By Taurus Petroleum Limited

URSA Shipping Ltd Hong Kong, C/O Core Petroleum LLC

URSA Shipping Ltd Hong Kong, C/O Core Petroleum as Brokers only

US$ 3,000,000

PTT Public Company Limited PTT International Trading Pte Ltd	US$ 3,000,000

Kazmunaigaz Exploration Production Kaz Munaigaz	US$ 3,000,000

Arcadia Petroleum Limited Arcadia Energy (Suisse) S.A. Arcadia Energy Pte Ltd Arcadia Petroleum Limited	US$ 3,000,000

Astra Oil Company AOT Trading (ZUG) Astra Oil Company LLC AOT Trading AG	US$ 3,000,000

Levantine Chartering (formerly BB Naft Trading) BB NAFT Chartering International S.A. BB NAFT Trading S.A.	US$ 3,000,000

Clearlake (Gunvor Group) Clearlake Shipping Ltd Of B.V.I. Clearlake Shipping Pte Ltd Gunvor International BV	US$ 3,000,000

For the purpose of this Schedule 6 (Approved Counterparty Group List):

“Affiliate” means, in relation to any person, (i) any entity Controlled, directly or indirectly, by such person, (ii) any entity that Controls, directly or indirectly, such person or (iii) any entity directly or indirectly under the common Control of such person;

“Control” of any entity or person means the ownership of, or a majority of the voting power of, such entity or person; and

“Subsidiary” means any company or entity which is directly or indirectly under the Control of another person.

Schedule 7

Borrowing Base Terms

Borrowing Base Amount:

From time to time, the aggregate of:

(a)   90% of the Eligible Receivables – Freight;

(b)   80% of the Eligible Receivables – Demurrage; and

(c)   70% (the “Applied Percentage”) of Freight in Transit, as certified by the Borrower in its most recently provided Borrowing Base Certificate.

Combined Facility Limit:	US$60,000,000;

Demurrage Limit:	US$1,000,000

Discretionary Limit:	US$2,000,000

Facility Limit:

The aggregate of:

(a)   US$10,000,000; and

(b)   any additional amount which the Borrower has requested and the Lender agrees to make available under this Agreement if the Facility has been increased pursuant to Clause 7 (Facility Increase) up to a Maximum additional amount of US$20,000,000, to the extent not cancelled, reduced or transferred under this Agreement.

Minimum Aggregate Amount:	US$3,000,000

Minimum Contribution Amount:	US$1,000,000

Minimum Number of Eligible Vessels:	Five

Other Facility Agreements:

(a)   the loan facility agreement to be entered into between Dorado Tankers Pool Inc as borrower and the Lender as lender;

(b)   the loan facility agreement to be entered into between SeaLion Tankers Inc. as borrower and the Lender as lender; and

(c) he loan facility agreement to be entered into between Seadragon Tankers Inc. as borrower and the Lender as lender.

Schedule 8

Reference Rate Terms

CURRENCY:	United States Dollars

Cost of funds as a fallback	Cost of funds will apply as a fallback.

Definitions

Baseline CAS	0.11

Break Costs:	None Specified.

Business Day Conventions (definition of “Month” and Clause 11.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a) The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b) if that target is not a single figure, the arithmetic mean of:

(i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii) the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Lender), of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread	In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Lender of:

(a) the RFR for that RFR Banking Day; and

(b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:

(a) the RFR for that RFR Banking Day; or

(b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

(c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

(a) the Daily Rate for the Interest Period of the Loan; and

(b) the Baseline CAS.

Relevant Market	The market for overnight cash borrowing collateralized by the US Government securities

Reporting Day	The Business Day immediately prior to a Utilisation Date.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:	A day other than:

(a) a Saturday or Sunday; and

(b) a day on which the Securities Industry and Financial Markets Association (or any
successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Execution Page

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

The Borrower

Executed as a deed by Blue Fin Tankers Inc. acting by its attorney in fact in the presence of:	signature

print name

signature of witness

name
print name of witness

address

The Lender Executed as a deed by Macquarie Bank Limited, London Branch acting by its authorised signatories who in accordance with the law of Australia, are acting under its authority

Name:

Name:

(Macquarie POA Ref: #3105 Dated 16 March 2021 Signed in London)

In witness of which the parties to this Amendment and Restatement Agreement have executed this Amendment and Restatement Agreement as a deed the day and year first before written.

Executed as a deed by	/s/ Ioannis Karamanis
Blue Fin Tankers Inc.	Name: Ioannis Karamanis

acting by its authorised signatory

who in accordance with the laws of the Republic of the Marshall Islands, is acting under its authority in the presence of:

signature of witness

name
print name of witness

address	Vouliagmenis Avenue 107 Glyfada, 16674, Greece

Executed as a deed by Heidmar (Far East) Tankers Pte. Ltd.

acting by its authorised signatory	/s/ Ioannis Karamanis
Name: Ioannis Karamanis

who in accordance with the laws of the Singapore, is acting under its authority in the presence of:

signature of witness	/s/ Dimitra Gelti

name	Dimitra Gelti
print name of witness

address	Vouliagmenis Avenue 107 Glyfada, 16674, Greece

Executed as a deed by Heidmar UK Trading Limited acting by its attorney-in-fact		attorney-in-fact Signature

in the presence of:		Ioannis Karamanis
Print name

signature of witness	/s/ Dimitra Gelti

name	Dimitra Gelti
print name of witness

address	Vouliagmenis Avenue 107 Glyfada, 16674, Greece

Executed as a deed by Macquarie Bank Limited, London Branch acting by its authorised signatories who in accordance with the law of Australia, are acting under its authority
Name:

Name:

(Macquarie POA Ref: #3105 Dated 16 March 2021 Signed in London)

in the presence of:

signature of witness

name
print name of witness

address

Executed as a deed by Heidmar UK Trading Limited		attorney-in-fact
Signature
acting by its attorney-in-fact

in the presence of:	Print name

signature of witness

name
print name of witness
address

Executed as a deed by Macquarie Bank Limited, London Branch

acting by its authorised signatories	/s/ Simon Berkett
Name: Simon Berkett Division Director

who in accordance with the law of Australia, are acting under its authority
/s/ Malcolm Eddington
Name: Malcolm Eddington Managing Director

(Macquarie POA Ref: #3105 Dated 16 March 2021 Signed in London)

in the presence of:

signature of witness	/s/ Lewis Ray

name	Louis Deaa
print name of witness

address	28 Ropemaker St Ropemaker Place, London Ec2Y 9HD